Exhibit 2.2

Membership Interest Purchase Agreement

By and Among

BuzzFeed, Inc.,

CM Partners, LLC,

Complex Media, Inc.,

and

The Members of CM Partners, LLC

March 27, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS		1

SECTION 1.01	Definitions	1

Article IV REPRESENTATIONS AND WARRANTIES OF the members		24

SECTION 4.01	Members	24
SECTION 4.02	Authority Relative to This Agreement	24
SECTION 4.03	No Conflict; Required Filings and Consents	24
SECTION 4.04	Ownership of Membership Interests	24
SECTION 4.05	Absence of Litigation	24

i

Article VII conditions to the closing		43

SECTION 7.01	Conditions to Obligations of Each Party to Effect the Closing	43
SECTION 7.02	Additional Conditions to Obligations of Parent, the Company and the Members	43
SECTION 7.03	Additional Conditions to the Obligations of Buyer	44

Article VIII TERMINATION		45

SECTION 8.01	Termination	45
SECTION 8.02	Effect of Termination	46

ii

Exhibits

Exhibit A	Form of Closing Financial Certificate
Exhibit B	Form of Assignment of Membership Interests
Exhibit C	Form of FIRPTA Notice
Exhibit D	Form of Resignation
Exhibit E	Funds Flow

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2021 (the “Agreement Date”) by and among BuzzFeed, Inc., a Delaware corporation (“Buyer”), CM Partners, LLC, a Delaware limited liability company (“Parent”), Complex Media, Inc., a Delaware corporation (the “Company”), Verizon CMP Holdings LLC (f/k/a Verizon Media LLC), a Delaware limited liability company (“Verizon”), and HDS II, Inc., a Delaware corporation (“Hearst” and together with Verizon, the “Members”).

RECITALS

A.            Parent is, and immediately prior to the Closing will be, the sole holder and the legal and beneficial owner of 100% of the outstanding shares of capital stock of the Company.

B.            The Members collectively are, and immediately prior to the Closing will be, the holders and the legal and beneficial owners of all the outstanding membership interests of the Parent (the “Membership Interests”).

C.            The parties intend that, subject to the terms and conditions of this Agreement, Buyer will purchase from the Members, and the Members will sell to Buyer, all of the Membership Interests (such sale and purchase, the “Interest Purchase,” and together with the other transactions contemplated by this Agreement (but excluding the SPAC Transactions), the “Transactions”).

D.            Buyer, Parent, the Company and the Members desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and to prescribe various conditions to the Transactions.

E.            Concurrently with the execution of this Agreement, each of Buyer and the Members are entering into the Escrow Agreement with the Escrow Agent, and no later than one business day following the Agreement Date, Buyer will deposit the Performance Deposit Amount with the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, the Parent, the Company and the Members hereby agree as follows:

Article I
DEFINITIONS

SECTION 1.01      Definitions.

As used in this Agreement, the following terms shall have the meanings indicated below.

“Accounting Principles” means GAAP, as applied using the same principles and methodologies as used in preparing the Financial Statements.

“Acquisition Proposal” means, with respect to Parent and/or the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement, any other offer, proposal or indication of interest by Buyer or the SPAC Transactions) or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any person or Group of more than a 15% interest in the total outstanding voting securities of either Parent or the Company or of any option, call, warrant or right to acquire a 15% or greater interest in the total outstanding voting securities of either Parent or the Company or of any security, instrument or obligation that is or may become convertible into or exchangeable for a 15% or greater interest in the total outstanding voting securities of either Parent or the Company, (ii) any merger, consolidation, business combination or similar transaction involving either Parent or the Company, (iii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition, or disposition of more than 15% of the assets of either Parent or the Company in any single transaction or series of related transactions, other than the licensing, acquisition or disposition of inventory or personal property or the licensing of Intellectual Property, in each case, in the ordinary course of business consistent with past practice, or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of either Parent or the Company, or any extraordinary dividend, whether of cash or other property.

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“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs, management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative SPAC Acquirer” means a SPAC partner other than the Specified SPAC Acquirer that (a) has been approved by the written consent of the Members, such consent not to be unreasonably withheld, conditioned or delayed, or (b) (i) has been approved by the Buyer’s stockholders by the requisite vote under the Buyer Organizational Documents, (ii) has a share price of no less than $10 per share at the time of the SPAC’s initial public offering and (iii) is not and does not have any “covered person” who is (A) a Sanctioned Person, (B) controlled, sponsored or majority owned by any non-U.S. Governmental Entity or (C) subject to a “disqualifying event.” For purposes of this definition, the terms “covered person” and “disqualifying event” shall have the meanings commonly ascribed to such terms in guidance issued by the SEC regarding the bad actor disqualification provisions set forth in Rule 506 of Regulation D under the Securities Act of 1933, as amended.

“AML Laws” mean all applicable Laws, Orders, executive orders, ordinances, directives, regulations, statutes, case law or treaties concerning or related to terrorism financing or money laundering, including the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Entity.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Balance Sheet Date” means December 31, 2020.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business” means the business of the Company as currently conducted.

“business day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York.

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“Buyer Acquisition Proposal” means, with respect to Buyer, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or the SPAC Transactions) or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any person or Group of more than a 15% interest in the total outstanding voting securities of Buyer or of any option, call, warrant or right to acquire a 15% or greater interest in the total outstanding voting securities of Buyer or of any security, instrument or obligation that is or may become convertible into or exchangeable for a 15% or greater interest in the total outstanding voting securities of Buyer, (ii) any merger, consolidation, business combination or similar transaction involving Buyer, (iii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition, or disposition of more than 15% of the assets of Buyer in any single transaction or series of related transactions, other than the licensing, acquisition or disposition of inventory or personal property or the licensing of Intellectual Property, in each case, in the ordinary course of business consistent with past practice or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Buyer, or any extraordinary dividend, whether of cash or other property.

“Buyer Financial Statements” means the (a) audited balance sheets of Buyer as at December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited statements of operations and cash flows of Buyer for the years then ended, collectively set forth in Schedule 5.05.

“Buyer Material Adverse Effect” means any state of facts, circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on the business, assets, financial condition or results of operations of Buyer; provided, however, that any effect resulting or arising from or relating to any of the following matters, alone or in combination, will not be deemed to constitute, nor will any such effect be taken into consideration when determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect: (a) changes generally affecting the industries in which Buyer operates its business; (b) changes in general economic conditions, financial, banking or capital markets or interest or currency rates whether in the United States or other geographic areas in which Buyer operates its business; (c) changes in geopolitical conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or any outbreak, escalation or development thereof; (d) acts of God, natural disasters, epidemics or pandemics (including COVID-19); (e) changes in GAAP or applicable Laws or the interpretations thereof or any COVID-19 Measures; (f) the failure of Buyer’s business operations to meet any forecasts, projections or budgets for any period prior to, on or after the Agreement Date (but the underlying cause for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso); (g) any action taken or omitted to be taken at the request or with the written consent of the Company, Parent or the Members; and (h) effects resulting from the announcement of this Agreement or the Transactions contemplated hereby; provided, further, that with respect to clauses (a) through (e), such matters will be taken into consideration to the extent that they have a materially disproportionate effect on the business of Buyer as compared to similarly situated businesses generally operating in the same industry as the Buyer’s business.

“Buyer Organizational Documents” means Buyer’s certificate of incorporation and bylaws, each as amended to date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means (i) unrestricted cash and cash equivalents of each of Parent and the Company as of the Closing and, without duplication, (ii) the restricted cash balance on the books and records of the Company that relates to that Line of Credit Note for the benefit of JPMorgan Chase Bank, N.A., dated November 3, 2020 (and for clarity, excluding any amounts held in the Performance Deposit Account).

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“Closing Balance Sheet” means an estimated balance sheet of the Company dated as of the Closing Date and prepared on the basis of the Accounting Principles.

“Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying in good faith (a) an estimate of the Closing Specified Liabilities (including an itemized list of each item included as a Transaction Expense or Company Debt as of the Closing and the person to whom such expense or debt is owed), and (b) the Closing Balance Sheet, in substantially the form attached hereto as Exhibit A.

“Closing Specified Liabilities” mean the sum, without duplication, of (a) the Transaction Expenses, (b) the amount of Company Debt in excess of Cash as of the Closing, (c) Liabilities for accrued but unpaid income Taxes of Parent and the Company not yet due and payable and allocable to a Pre-Closing Tax Period and portion of any Straddle Period ending on the Closing Date, but excluding any deferred Tax Liabilities and reduced by the amount of any accrued income Tax refunds of Parent and the Company, in each case, calculated in accordance with GAAP and on the assumption that any Straddle Period ends on the Closing Date, and (d) any Tax Liabilities of Parent and the Company allocable to a Pre-Closing Tax Period and portion of any Straddle Period ending on the Closing Date, in each case, on the assumption that any Straddle Period ends on the Closing Date, the payment of which is deferred prior to the Closing Date, to a taxable period (or portion thereof) beginning on or after the Closing Date pursuant to the CARES Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” means all data Processed, collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

“Company Data Agreements” means any contract, policy or notice related to Company Data to which the Company is a party or by which it is bound, except for the Company’s standard terms of use entered into by end users of the Company Products (a copy of which have been made available to Buyer).

“Company Debt” means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any) (assuming all debt was paid in full at the Closing), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of either Parent or the Company for money borrowed and (ii) indebtedness for borrowed money for the payment of which either Parent or the Company is responsible or liable, (b) all obligations of either Parent or the Company issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and similar obligations to creditors for goods and services arising in the ordinary course of business), (c) all obligations of either Parent or the Company under leases required to be capitalized in accordance with GAAP, (d) all obligations of either Parent or the Company for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance or similar credit transaction, (e) all obligations of either Parent or the Company under interest rate or currency swap transactions (valued at the termination value thereof), and (f) all obligations of the type referred to in clauses (a) through (e) of either Parent or the Company for the payment of which such person is responsible or liable as obligor, guarantor, surety or otherwise.

“Company Employee” means any current employee of the Company.

“Company IP Rights” means (a) any and all Third Party Intellectual Property Rights used or held for use in the conduct of the Business, and (b) any Company-Owned IP Rights.

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“Company-Licensed Data” means all data owned, or purported to be owned by third parties that is Processed by or on behalf of the Company.

“Company-Owned Data” means each element of data collected, generated, or received that (a) is used or held for use in the Business that is not Company-Licensed Data and (b) the Company owns or purports to own.

“Company-Owned IP Rights” means any and all Intellectual Property that is owned or purportedly owned by the Company.

“Company Privacy Policies” means, collectively, any and all (a) of the Company’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any person, and (b) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data.

“Company Products” means all products or services designed, developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under design or development by the Company.

“Company Registered Intellectual Property” means the United States, international and foreign: (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (c) registered Internet domain names and (d) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company.

“Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned IP Rights or Company Products.

“Company Websites” means all web sites owned, operated or hosted by the Company or through which the Company conducts the Business, including those websites operating using the domain names that are listed in Schedule 3.12(c) of the Disclosure Schedule, and the underlying platforms for such web sites.

“Contract” or “contract” means any binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, binding letters of intent and binding purchase orders).

“COVID-19” means the coronavirus (SARS-CoV-2 and the associated disease COVID-19, or any variant or mutation thereof) pandemic.

“COVID-19 Measure” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Data Processor” means any person who Processes data on the Company’s behalf.

5

“Equity Interests” means, with respect to any person, any capital stock of, or other ownership, unit, membership, partnership, joint venture or equity interest in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such person or any of its affiliates that are convertible into, or are exercisable or exchangeable for, or giving any person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Escrow Account” means that certain account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Holdback Amount and the Performance Deposit Amount in accordance with the terms of this Agreement and the Escrow Agreement.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the escrow agreement by and among Buyer, the Members and the Escrow Agent with respect to the Holdback Amount and the Performance Deposit Amount.

“EWM Service Provider” means any individual that provides services to the Company under certain Services Agreement between Secure Talent, Inc. d/b/a Eastridge Workforce Management and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means any of Rich Antoniello, Christian Baesler, Celine Perrot-Johnson or Endi Piper.

“Financial Statements” means the audited balance sheets of the Company as at December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited statements of income, cash flows and shareholders’ equity of the Company for the years then ended, collectively set forth in Schedule 3.07(a).

“Fraud” means Delaware common law fraud with respect to this Agreement, which shall include scienter as a required element and shall specifically exclude any claim based on reckless indifference to the truth.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (a) any official, employee, agent or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party, political party official or candidate for political office, (c) any official, employee, agent or representative of, or any person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (d) any official, employee, agent or representative of, or any person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Holdback Amount” means, if Buyer binds the R&W Policy at the Closing, an amount in cash equal to the lesser of (a) the retention amount under the R&W Policy or (b) $3,000,000.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are used in the Business.

“Indemnifiable Company Debt” means any Company Debt existing at the Closing that is not taken into account in the calculation of Closing Cash Consideration.

“Indemnifiable Transaction Expenses” means any Transaction Expenses existing at the Closing that are not taken into account in the calculation of Closing Cash Consideration.

“Intellectual Property” means (a) Intellectual Property Rights and (b) Proprietary Information and Technology.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to (a) the Company, the knowledge of Rich Antoniello, Christian Baesler, Celine Perrot-Johnson, Endi Piper, Justin Killion, Edgar Hernandez, Aleksey Baksheyev, Krystle Douglas (solely for purposes of the representations and warranties set forth in Section 3.10) and each of Jonathan Hunt and John Price (in each case, solely for purposes of the representations and warranties set forth in Section 3.12), (b) Parent, the knowledge of Rich Antoniello, Christian Baesler and Celine Perrot-Johnson, (c) Verizon, the knowledge of Brian Angiolet, (d) Hearst, the knowledge of Neeraj Khemlani and Mark Smadbeck, and (e) Buyer, the knowledge of Jonah Peretti, John Johnson and Felicia DellaFortuna, in each case of clauses (a), (b) and (e), after reasonable inquiry by such person of such other individuals of the Company, Parent or Buyer, as applicable, who are his or her direct reports; provided, that in the case of clause (a), with respect to each of Justin Killion and Edgar Hernandez, knowledge means actual knowledge with no inquiry by such person of his direct reports.

“Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and with respect to any person, any orders, writs, injunctions, awards, judgments and decrees issued by any Governmental Entity that is specifically directed at such person or such person’s Subsidiaries.

7

“Liabilities” means any and all debts, liabilities, commitments and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Order or Contract.

“Lien” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other similar restriction of any kind.

“Material Adverse Effect” means any state of facts, circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that any effect resulting or arising from or relating to any of the following matters, alone or in combination, will not be deemed to constitute, nor will any such effect be taken into consideration when determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (a) changes generally affecting the industries in which the Business operates; (b) changes in general economic conditions, financial, banking or capital markets or interest or currency rates whether in the United States or other geographic areas in which the Business operates; (c) changes in geopolitical conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or any outbreak, escalation or development thereof; (d) acts of God, natural disasters, epidemics or pandemics (including COVID-19); (e) changes in GAAP or applicable Laws or the interpretations thereof or any COVID-19 Measures; (f) the failure of the Business to meet any forecasts, projections or budgets for any period prior to, on or after the Agreement Date (but the underlying cause for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso); (g) any action taken or omitted to be taken at the request or with the written consent of Buyer; and (h) effects resulting from the announcement of this Agreement or the Transactions contemplated hereby; provided, further, that with respect to clauses (a) through (e), such matters will be taken into consideration to the extent that they have a materially disproportionate effect on the Business as compared to similarly situated businesses generally operating in the same industry as the Business.

“Misconduct Claim” means a claim, notice, demand or complaint by or on behalf of a current or former Service Provider received in writing by the Company or Parent, or filed with a Governmental Entity that alleges (a) sexual harassment or any other unlawful act of a similar nature; (b) other (non-sexual) harassment, that could reasonably be expected to bring into public contempt or ridicule or be materially injurious to the business or reputation of the Company; (c) if made to a subordinate Service Provider: (i) sexual advances, (ii) lewd or sexually explicit comments, or (iii) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of legitimate works for the Company); (d) if made to a person who has not invited such conduct and, at the time, could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (i) sexual advances or (ii) sexually explicit comments; or (e) retaliatory act for refusing or opposing any of the above.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Operating Agreement” means the limited liability company agreement of the Parent, as amended through the Closing Date, between the Parent and the Members.

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“Order” means any judgment, writ, injunction, stipulation, award, determination, decision, rule, preliminary or permanent injunction, temporary restraining order, decree, or other order of a Governmental Entity.

“Performance Deposit Account” means that certain account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Performance Deposit Amount in accordance with the terms of this Agreement and the Escrow Agreement.

“Permitted Liens” means (a) Liens for current Taxes and assessments not yet past due or Liens for Taxes being contested in good faith and for which adequate reserves have been accrued on the Financial Statements in accordance with GAAP; (b) mechanics’ and materialmen’s Liens for construction in progress; (c) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company and for amounts which are not delinquent or are being contested in good faith; (d) pledges or deposits required under workers compensation or unemployment insurance laws; (e) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances that do not impair the ordinary conduct of the Business; (f) Liens incurred in the ordinary course of business securing obligations or Liabilities that are not material to the Company; (g) licenses of Intellectual Property by the Company in the ordinary course of business and consistent with past practice; (h) royalties and other fees not yet due and payable under one or more licenses of Third Party Intellectual Property Rights to the Company; and (i) restrictions on transfer imposed under applicable securities Laws.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means any information relating to or capable of being associated, directly or indirectly, with an identified or identifiable natural person or household, including a name, an identification number, unique personal identifier, biometric information, probabilistic identifier, location data, commercial information including products or services purchased, obtained or considered, or other purchasing or consuming histories or tendencies, professional, educational or employment related information, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, sensitive data, special categories of personal data or personal information under applicable Law, including Sensitive Personal Data and Tracking Data.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” means each (a) applicable Law applicable to Personal Data, including the California Consumer Privacy Act, General Data Protection Regulation (EU) 2016/679 and the UK Data Protection Act, the Payment Card Industry Data Security Standards, the Telephone Consumer Protection Act, the Video Privacy Protection Act and direct marketing and advertising, profiling, tracking and targeting, e-mail, messaging and/or telemarketing, biometric, accessibility and other applicable Laws, (b) guidance issued by a Governmental Entity that pertains to any applicable Law, and (c) applicable industry self-regulatory principles that are binding on the Company.

“Proceeding” means any litigation (in law or in equity), audit, examination, arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, hearing, inquiry, investigation or like matter before or by any Governmental Entity, whether administrative, judicial or arbitral in nature.

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“Process” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing in any form and in any media.

“R&D Sponsor” means any Governmental Entity, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company or any developer, inventor or other contributor to any Company-Owned IP Rights.

“R&W Policy” means a representation and warranty insurance policy for the benefit of Buyer obtained in connection with this Agreement on the terms described on Schedule 1.01 of the Buyer Disclosure Schedule.

“R&W Policy Premium” means the premiums (including broker fees), taxes and underwriting fee related to the R&W Policy.

“Representatives” of a person means its officers, directors, employees, agents, financial advisors, attorneys, accountants and other advisors and representatives.

“Sanctioned Person” means any person: (a) listed on any Sanctions Laws-related list of designated or blocked persons, including the OFAC list of “Specially Designated Nationals and Blocked Persons”; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions Laws from time to time (which includes, as of the Agreement Date, Cuba, Iran, North Korea, Syria, and the Crimea region); (c) that is the subject or target of any Sanctions; (d) with which any party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions; or (e) majority-owned by any of the foregoing.

“Sanctions” means all applicable U.S. and non-U.S. Laws relating to economic sanctions, financial sanctions, sectoral sanctions, trade sanctions, trade embargoes, anti-terrorism Laws and other sanctions Laws, regulations or embargoes, including, without limitation, the Laws administered or enforced by the United States (including by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing executive order), the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

10

“Sensitive Personal Data” means in addition to any definition for any similar term provided by applicable Laws, (e.g., sensitive personal information), and by the Company policies, notices and Contracts, all data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, trade-union membership, genetic data, biometric data, health related data, criminal convictions and offenses, and data concerning a person’s sex life, gender orientation or sexual orientation.

“Service Provider” means any employee or independent contractor of the Company, including any EWM Service Provider.

“SPAC” means a publicly traded special purpose acquisition company.

“SPAC Acquirer” means the SPAC that is party to the SPAC Acquisition.

“SPAC Acquisition” means a business combination transaction between Buyer and the Company (collectively and after giving effect to the Closing of the Interest Purchase), on the one hand, and a SPAC Acquirer, on the other hand, that results in the listing of shares of the SPAC Surviving Entity on a U.S. securities exchange.

“SPAC Acquisition Agreement” means the definitive agreement relating to the SPAC Acquisition among Buyer, the SPAC Acquirer and the other parties thereto.

“SPAC Surviving Entity” means the parent company resulting from the consummation of the SPAC Acquisition.

“SPAC Surviving Entity Common Stock” means shares of common stock of the SPAC Surviving Entity issuable upon the consummation of the SPAC Transactions. For the avoidance of doubt, such SPAC Surviving Entity Common Stock issuable to the Members in connection with this Agreement shall be (i) registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the New York Stock Exchange, Nasdaq or other applicable stock exchange and (ii) issued on the same terms and subject to the same conditions as such shares issued to non-management shareholders of Buyer, and will not be subject to any lock-up terms less favorable than the lock-up terms applicable to such shares held by non-management shareholders of Buyer.

“SPAC Transactions” means the SPAC Acquisition, the PIPE Financing and any other transaction contemplated by the SPAC Acquisition Agreement in connection with or related to the SPAC Acquisition.

“Specified SPAC Acquirer” means 890 5th Avenue Partners, Inc., the counterparty to the SPAC LOI.

“Straddle Period” means any Taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such person owns, directly or indirectly, 50% or more of the capital stock or other equity interests.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any and all U.S. federal, state, local, or non-U.S. taxes, charges, fees, duties, tariffs, imposts, levies or other assessments, including any net income, alternative or add-on minimum tax, gross income, capital gains, estimated income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, business, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat, unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not), imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person (other than an agreement or contract entered into in the ordinary course of business, the primary purpose of which does not relate to Tax).

11

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, claim for refunds, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Third Party Intellectual Property Rights” means any Intellectual Property owned or controlled by a third party.

“Tracking Data” means (A) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

“Transaction Document” means, collectively, this Agreement and each other agreement or document to be executed in connection with any of the Transactions.

“Transaction Expenses” means, to the extent payable by any of the Members, Parent or the Company, in connection with the Transactions and unpaid as of the Closing, (a) all third-party fees and expenses relating to this Agreement and the Transactions, whether or not billed or accrued, including any fees and expenses of legal counsel, accountants, financial advisors, investment bankers and brokers and 50% of any Transfer Taxes, (b) any change of control payments, sale bonuses or similar amounts payable at Closing to current or former Service Providers solely in connection with the Transactions, including any employer portion of associated employment or payroll Taxes required to be paid by the Company with respect thereto, provided that the social security portion of any such Taxes payable in respect of any applicable employee shall not exceed the positive difference, if any, between the Taxes due with respect to (i) $142,800 and (ii) the W-2 wages the applicable employee would reasonably be expected to receive from Parent or the Company in the taxable year that includes the Closing, determined without regard to any payments described in clause (b), but, excluding from this clause (b), for the avoidance of doubt, any amounts payable in connection with any action taken by, or arrangements entered into by Buyer, (c) the fees and expenses incurred in connection with the preparation of the Financial Statements and (d) if Buyer binds the R&W Policy at or prior to the Closing, the lesser of (A) 50% of the R&W Policy Premium or (B) $700,000.

“Treasury Regulations” means the regulations issued by the United States Treasury Department and the IRS under the Code.

Other capitalized terms defined elsewhere in this Agreement:

12

Index of Defined Terms

Defined Term	Section
Action	3.09
Agreed SPAC Terms	6.13 (a)
Agreement	Preamble
Agreement Date	Preamble
Alternative Transaction	6.02 (b)(i)
Anticorruption Laws	3.17 (b)
Assignment of Membership Interests	2.01 (c)
Author	3.12 (e)
Basket	9.03 (c)
Buyer	Preamble
Buyer Disclosure Schedule	Article V
Closing	2.02 (a)
Closing Cash Consideration	2.01 (b)
Closing Date	2.02 (a)
Company	Preamble
Company Capital Stock	3.03 (b)
Company Employee Plans	3.10 (a)
Company Organizational Documents	3.02
Company Privacy Commitments	3.12 (n)(i)
Confidential Information	3.12 (h)
Confidentiality Agreement	6.04
D&O Claim	6.17 (a)
D&O Insurance	6.17 (a)
D&O Beneficiary	6.17 (a)
Data Room	10.04
De Minimis Threshold	9.03 (c)
Disclosure Schedule	Article III
DMCA	3.12 (g)
ERISA	3.10 (a)
Funds Flow	2.03 (b)(xi)
Hearst	Preamble
Holdback Release Date	9.01 (a)
Indemnifiable Damages	9.02 (a)
Indemnification Period	9.04
Indemnified Person	9.02 (a)
Indemnified Persons	9.02 (a)
Interest Purchase	Recitals
Lease Documents	3.11 (a)
Material Contract	3.14 (a)
Material Customer	3.15 (a)
Material Supplier	3.15 (b)
Members	Preamble

13

Membership Interests	Recitals
New Litigation Claim	6.08
New Plans	6.15 (b)
OFAC	3.17 (b)
Officer’s Certificate	9.05 (a)
Organizational Documents	3.02
Parent Organizational Documents	3.02
Performance Deposit Amount	2.01 (f)
Permits	3.06 (a)
Permitted Terminations	3.12 (c)
PIPE Financing	6.13 (a)
PIPE Financing Agreement	6.13 (b)
Privileged Communications	10.12 (b)
Purchase Price	2.01 (b)
Related Party	3.20
Seller Group	10.12 (a)(i)
Seller Group Law Firm	10.12 (a)(i)
SPAC Acquisition Termination Date	8.01 (d)
SPAC LOI	6.13 (a)
Special Matters	9.03 (c)
Stock Consideration	2.01 (b)
Termination Date	8.01 (d)
Total Target Compensation	6.15 (a)
Third-Party Claim	9.07
Third-Party Consents	6.07 (a)
Transactions	Recitals
Transfer Taxes	2.05
Verizon	Preamble

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Article II
THE MEMBERSHIP INTEREST PURCHASE

SECTION 2.01      Purchase and Sale of Membership Interests; Performance Deposit.

(a)            Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Members will sell, transfer and assign to Buyer, and Buyer will purchase from the Members, free and clear of any Liens, the Membership Interests.

(b)            Purchase Price. The aggregate purchase price for the Membership Interests (the “Purchase Price”) shall be (i) an amount in cash equal to $200,000,000 less the Closing Specified Liabilities (the “Closing Cash Consideration”) and (ii) 10,000,000 shares of SPAC Surviving Entity Common Stock (the “Stock Consideration”).

(c)            Assignment of Membership Interests and Closing Cash Consideration Payment Procedure. At the Closing, the Members shall execute and deliver to Buyer, and Buyer shall execute and deliver to the Members, an Assignment of Membership Interests (“Assignment of Membership Interests”), in the form attached hereto as Exhibit B. At the Closing, Buyer shall pay or cause to be paid the Closing Cash Consideration less the Holdback Amount to the Members via wire transfer of immediately available funds to the accounts of the Members set forth in the Funds Flow, such Closing Cash Consideration to be paid pro rata in accordance with the Members’ respective Membership Interests (unless otherwise directed by the Members in writing).

(d)            Stock Consideration. At the Closing, Buyer shall, or shall cause the SPAC Surviving Entity to, issue the Stock Consideration to the Members pro rata in accordance with their respective Membership Interests.

(e)            Holdback Amount. On the Closing Date, Buyer shall withhold from the Closing Cash Consideration the Holdback Amount and deposit the Holdback Amount into the Escrow Account established by the Escrow Agent pursuant to the Escrow Agreement. The Holdback Amount shall constitute security for the benefit of Buyer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages to which an Indemnified Person may become entitled pursuant to the indemnification obligations of the Members hereunder, and shall be held and distributed in accordance with Article IX and the Escrow Agreement.

(f)            Performance Deposit. No later than one business day following the Agreement Date, Buyer shall deposit or cause to be deposited an amount in cash equal to $5,000,000 the (“Performance Deposit Amount”) into the Performance Deposit Account established by the Escrow Agent pursuant to the Escrow Agreement. The Performance Deposit Amount shall be held by the Escrow Agent and distributed in accordance with Section 8.02(b), if applicable, and the Escrow Agreement. At the Closing, Buyer and the Members shall deliver a joint written instruction to the Escrow Agent to release the Performance Deposit Amount to Buyer.

SECTION 2.02      Closing.

(a)            Upon the terms and subject to the conditions of this Agreement, the closing of the Interest Purchase (the “Closing”) shall take place virtually via the exchange of documents and signature pages and payments at 10:00 a.m. Eastern Time on the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than such conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as Buyer and the Company may mutually agree in writing and, in any case, on the same day and immediately prior to the closing of the SPAC Transactions. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 2.03      Closing Deliveries.

(a)            Buyer shall deliver, or cause to be delivered, to the Company, at or prior to the Closing, each of the following:

(i)            a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer thereof certifying that each of the conditions set forth in Section 7.02 has been satisfied;

(ii)            the Assignment of Membership Interest, executed by Buyer;

(iii)            a certificate, dated as of the Closing Date and executed on behalf of Buyer by a duly authorized officer of Buyer, certifying the Buyer Organizational Documents;

(iv)            a good standing certificate from the State of Delaware with respect to Buyer, dated within fifteen business days prior to the Closing Date; and

(v)            the Escrow Agreement, duly executed by Buyer.

(b)            The Company, Parent or the Members, as applicable, shall deliver, or cause to be delivered, to Buyer, at or prior to the Closing, each of the following:

(i)            a certificate, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer thereof certifying that each of the conditions set forth in Section 7.03 has been satisfied;

(ii)            the Closing Financial Certificate, executed on behalf of the Company by the Chief Financial Officer of the Company;

(iii)            the Assignment of Membership Interest, executed by each Member;

(iv)            FIRPTA documentation, consisting of a certificate of non-foreign status, prepared in accordance with Treasury Regulations Section 1.1445-2(b), in substantially the form attached hereto as Exhibit C;

(v)            written resignations, effective as of the Closing, from all offices, positions and boards of Parent or the Company, executed by each director or manager of the Parent or Company, as applicable, in substantially the form attached hereto as Exhibit D;

(vi)            a certificate, dated as of the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company, certifying the Company Organizational Documents;

(vii)            a certificate, dated as of the Closing Date and executed on behalf of Parent by a duly authorized officer of Parent, certifying the Parent Organizational Documents;

(viii)            good standing certificates from the State of Delaware and each other state or jurisdiction in which each of Parent and the Company is qualified to do business, dated within fifteen business days prior to the Closing Date;

(ix)            payoff letters or similar instruments in form (including customary lien release documentation, if applicable) and substance reasonably satisfactory to Buyer with respect to all Company Debt;

(x)            an invoice from each recipient to which a Transaction Expense is owed (except for any recipients who will be paid Transaction Expenses through the Company’s payroll and, for the avoidance of doubt, except for the payee of the R&W Policy Premium) indicating the amount of Transaction Expenses payable to such recipient as of immediately prior to the Closing;

(xi)            the wire transfer instructions of the Members for payment of the Closing Cash Consideration, for purposes of a funds flow memorandum in the form attached hereto as Exhibit E (the “Funds Flow”);

(xii)            an IRS Form W-9 with respect to each Member; and

(xiii)            the Escrow Agreement, duly executed by the Members.

SECTION 2.04      Withholding Rights. Buyer shall be entitled to deduct and withhold from any payments otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Members. Notwithstanding anything to the contrary in this Agreement, payments of the Purchase Price pursuant to this Article II will be made free and clear of, and without deduction for, any and all withholding Taxes under Section 1445 of the Code with respect to the Interest Purchase, provided that the Members provide Buyer with the documentation set forth in Section 2.03(b)(iv).

SECTION 2.05      Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or any other transaction agreements shall be paid one-half by Buyer and one-half by the Members. The party hereto required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes and, if required by applicable Law, any of the other parties hereto, will join in the execution of any such Tax Returns and other documentation. The non-filing party will timely reimburse the filing party for its portion of any such Transfer Taxes reflected on such Tax Return, except to the extent any such Transfer Taxes have been taken into account in Transaction Expenses. The parties hereto will each timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate (and will each otherwise cooperate) to establish any available exemption from (or otherwise reduce) any Transfer Taxes.

Article III
REPRESENTATIONS AND WARRANTIES OF Parent and THE COMPANY

Except as set forth on disclosure schedule delivered by Parent to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), each of which disclosures shall clearly indicate the Section of this Article III to which it relates (unless and only to the extent that the relevance to other representations and warranties is readily apparent from the text of the disclosure without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), Parent and the Company hereby represent and warrant to Buyer that:

SECTION 3.01      Organization and Qualification; No Subsidiaries; No Parent Operations.

(a)            Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Each of Parent and the Company is duly qualified or licensed as a foreign limited liability company or corporation, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such party, or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be material to the Business.

(b)            Since April 15, 2016, except as set forth on Schedule 3.01(b) of the Disclosure Schedule, the Company has not had, and the Company does not currently have, any Subsidiaries. The Company does not own any equity interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity interest in, any person.

(c)            Except as set forth on Schedule 3.01(c), from the date of its formation, Parent has been operated and has existed solely as a holding company and the sole asset of Parent is the equity interests of the Company. The Parent does not have any Liabilities other than Liabilities incurred in connection with the Transactions that will be included in the computation of the Closing Specified Liabilities.

SECTION 3.02      Organizational Documents(a)      . Parent has heretofore made available to Buyer a complete and correct copy of the Parent’s Certificate of Formation and Operating Agreement, as amended to date (the “Parent Organizational Documents”). The Company has heretofore made available to Buyer a complete and correct copy of the Company’s certificate of incorporation and bylaws, each as amended and in effect to date (the “Company Organizational Documents” and together with the Parent Organizational Documents, the “Organizational Documents”). The Organizational Documents are in full force and effect, and neither Parent nor the Company is in violation of any of the provisions of its respective Organizational Documents.

SECTION 3.03      Capital Structure, Ownership and Title.

(a)            Schedule 3.03(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of (i) the Membership Interests of Parent and (ii) the number and type of Membership Interests owned by each Member. All Membership Interests were issued in compliance with applicable Law and all requirements set forth in the Parent Organizational Documents. There are no issued or outstanding Equity Interests in the Parent other than the Membership Interests held by the Members that are set forth on Schedule 3.03(a) of the Disclosure Schedule. Except as set forth in the Parent Organizational Documents, the Members do not own, or have any interest in or right to acquire, any Equity Interests of Parent, other than the Equity Interests set forth in Schedule 3.03(a) of the Disclosure Schedule. Except as set forth in the Parent Organizational Documents, there are no voting trusts, member agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Membership Interests. Upon and after giving effect to the Closing, Buyer will, directly or indirectly, own 100% of the Membership Interests, free and clear of all Liens, except for (i) restrictions imposed by (A) applicable securities Laws, (B) the Parent Organizational Documents or (C) Buyer and (ii) any Liens arising out of, under or in connection with this Agreement or the Transactions. Parent has no Liability for the payment of any dividend or other distribution to the Members.

(b)            Schedule 3.03(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of (i) the authorized number of shares of capital stock of the Company (the “Company Capital Stock”), (ii) the number and class of issued and outstanding shares of Company Capital Stock and (iii) the number and type of shares of Company Capital Stock held by Parent. All shares of Company Capital Stock were issued in compliance with applicable Law and all requirements set forth in the Company Organizational Documents. There are no authorized, issued or outstanding Equity Interests in the Company other than the shares of Company Capital Stock that are set forth on Schedule 3.03(b) of the Disclosure Schedule. Parent owns of record and beneficially, and has good, valid and marketable title to, the shares of Company Capital Stock, free and clear of all Liens, other than Permitted Liens, restrictions imposed by the Company Organizational Documents and any Liens arising out of, under or in connection with this Agreement or the Transactions. Except as set forth in the Company Organizational Documents, Parent does not own, or have any interest in or right to acquire, any Equity Interests of the Company, other than the Equity Interests set forth in Schedule 3.03(b) of the Disclosure Schedule. There are no voting trusts, member agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Company Capital Stock. Upon and after giving effect to the Closing, Buyer will, directly or indirectly, own 100% of the issued and outstanding Company Capital Stock, free and clear of all Liens, except for (i) restrictions imposed by (A) applicable securities Laws, (B) the Company Organizational Documents or (C) Buyer and (ii) any Liens arising out of, under or in connection with this Agreement or the Transactions.

SECTION 3.04     Authority Relative to This Agreement. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by each of Parent and the Company. This Agreement has been duly executed and delivered by each of Parent and the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of each of Parent and the Company enforceable against the each of Parent and the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and the Company has all necessary power and authority to execute and deliver this Agreement and consummate the Transactions, including the Interest Purchase.

SECTION 3.05     No Conflict; Required Filings and Consents.

(a)            Except as set forth in Schedule 3.05(a) of the Disclosure Schedule, the execution and delivery of this Agreement by Parent and the Company do not, and the performance of this Agreement by Parent and the Company will not, (i) conflict with or violate any Organizational Documents, (ii) conflict with or violate in any material respect any Law applicable to Parent or the Company or by which any property or asset of Parent or the Company is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Parent or the Company or in the payment of any royalties or other amounts (in excess of those payable in the absence of this Agreement) pursuant to, any contract or Permit (as defined below) to which Parent or the Company is a party or by which Parent or the Company or any material property or asset of Parent or the Company is bound or affected.

(b)            The execution and delivery of this Agreement by Parent and the Company do not, and the performance of this Agreement by either Parent or the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for applicable requirements of any Antitrust Laws and such other consents, approvals, authorizations, permits, filings or notifications of, with or to any Governmental Entity, the failure of which to be made or obtained would not reasonably be expected to prevent or materially delay the consummation of the Closing or the performance by the Company or Parent of any of their respective material obligations under this Agreement or any Transaction Document.

SECTION 3.06     Permits; Compliance.

(a)            Schedule 3.06(a) of the Disclosure Schedule contains a complete and accurate list of all material franchises, grants, authorizations, licenses, permits, certificates, approvals and Orders of any Governmental Entity reasonably necessary for Parent to own, lease and operate its properties or carry on its business or for the Company to own, lease and operate its properties or carry on the Business as they are now being conducted (the “Permits”); for the avoidance of doubt, Permits does not include any qualification to do business as a foreign corporation or foreign limited liability company. Parent is in possession of all Permits issued to it and no suspension or cancellation of any such Permits is pending or, to the knowledge of Parent, threatened, except any such suspension or cancellation that would not, individually or in the aggregate with any other suspensions or cancellations of Permits issued to either Parent or the Company, be material to the Business. The Company is in possession of all Permits issued to it and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except any such suspension or cancellation that would not, individually or in the aggregate with any other suspensions or cancellations of Permits issued to either Parent or the Company, be material to the Business.

(b)            Except as set forth in Schedule 3.06(b) of the Disclosure Schedule and except as would not be, individually or in the aggregate, material to the Business: (i) Parent has not received any formal written notice or, to the knowledge of Parent, other written communication from any Governmental Entity regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit, (ii) the Company has not received any formal written notice or, to the knowledge of the Company, other written communication from any Governmental Entity regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit and (iii) all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Entity.

SECTION 3.07     Financial Statements.

(a)            Schedule 3.07(a) of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements (i) are derived from and in accordance with the books and records of the Company in all material respects, (ii) have been prepared in accordance with GAAP, applied consistently, and (iii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified.

(b)            Except as set forth in Schedule 3.07(b) of the Disclosure Schedule, the Company does not have any Liabilities of any nature, other than (i) Liabilities that will be included in the Closing Specified Liabilities or incurred as a result of or arising out of the Transactions or this Agreement, (ii) those set forth or adequately provided for in the Financial Statements, (iii) those incurred since the Balance Sheet Date in the ordinary course of business, or (iv) those that would not individually or in the aggregate be material to the Business. The Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Financial Statements have been established in accordance with GAAP.

(c)            All of the accounts and notes receivable of the Company as of the Agreement Date (i) have been validly recorded in accordance with GAAP, (ii) are valid and existing accounts receivable arising from transactions actually made or services actually performed, or advances or loans made by the Company, (iii) are not subject to any setoffs or counterclaims (other than any reserve for doubtful accounts set forth in the Financial Statements), and (iv) are owned free and clear of any Liens, other than Permitted Liens.

(d)            The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP. To the knowledge of the Company, since January 1, 2018, there has been no incidence of fraud or allegation of fraud committed by any current or former Company Employee, consultant or director who has a role in the preparation of the Financial Statements. Since January 1, 2018, the Company has not received any material complaint, allegation, assertion or claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Financial Statements. Since January 1, 2018, there has been no change in the Company’s accounting policies, except as described in the Financial Statements.

SECTION 3.08     Absence of Certain Changes or Events.

(a)            Since January 1, 2021 until the Agreement Date: (i) the Company has conducted the Business, in all material respects, in the ordinary course of business, except as set forth in Schedule 3.08(a) or Schedule 3.08(b) of the Disclosure Schedule or in connection with this Agreement or the Transactions; (ii) there has not been any damage, destruction, loss, or casualty to property or assets relating to the Business or any of the assets of the Company that is, individually or in the aggregate, material to the Business; and (iii) there has not occurred a Material Adverse Effect and, to the knowledge of the Company, no event or events have occurred or are occurring that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except as set forth in Schedule 3.08(b) of the Disclosure Schedule, since January 1, 2021 until the Agreement Date, neither Parent nor the Company has taken any action that, if taken or proposed to be taken after the Agreement Date without Buyer’s consent and without providing notice to Buyer, would be prohibited under Section 6.01(b).

SECTION 3.09     Absence of Litigation. Except as set forth in Schedule 3.09 of the Disclosure Schedule, as of the Agreement Date, there is no action, suit, proceeding, claim, mediation, arbitration or investigation (“Action”) (a) pending against Parent or any of its assets or properties before any Governmental Entity, or threatened in writing against Parent or any of its assets or properties or, to the knowledge of Parent, any of Parent’s managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent) or (b) pending against the Company or any of its assets or properties before any Governmental Entity, or threatened in writing against the Company or any of its assets or properties or, to the knowledge of the Company, any of the Company’s managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). Except as disclosed on Schedule 3.09(c) of the Disclosure Schedule, as of the Agreement Date, neither Parent nor the Company has any Actions pending against any other person. There is no Order outstanding against Parent or any of its assets or properties (or, to the knowledge of Parent, against any officer, director, or employee of Parent in their capacity as such) that materially affects, impedes or restrains the operation of the Business. To the knowledge of the Company, there is no Order outstanding against the Company or any of its assets or properties (or against any officer, director, or employee of the Company in their capacity as such) that materially affects, impedes or restrains the operation of the Business.

SECTION 3.10     Employee Benefit Plans.

(a)            Schedule 3.10(a) of the Disclosure Schedule lists, with respect to the Company, (i) all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all material retention, change of control or executive compensation or severance agreements, in any case, written or otherwise, which is maintained or sponsored by the Company or with respect to which any Liability or unsatisfied obligations of the Company remain to provide compensation or benefits to or for the benefit of any current or former Company Employee (all of the foregoing described in clauses (i) through (ii), collectively, the “Company Employee Plans”); provided, however, that any employment agreement or offer letter that, in either case, is consistent in all material respects with the applicable template made available to Buyer and is terminable without notice or Liability by the Company, shall not be required to be listed on Schedule 3.10(a) of the Disclosure Schedule but shall remain a Company Employee Plan for purposes of this Agreement. With respect to each Company Employee Plan, the Company has made available to Buyer a correct and complete current copy thereof and, to the extent applicable: (1) the most recent summary plan description; (2) for the most recent year, (A) the Form 5500 and attached schedules, (B) financial statements, and (C) actuarial valuation reports; and (3) if applicable, related plan documents (including trust documents, insurance policies or contracts and employee booklets). All contributions and other payments required by and due under the terms of each Company Employee Plan have been made on a timely basis or properly accrued, except for failures of contribution, payments or accruals that have not had, and, individually or in the aggregate, would not reasonably be expected to result in material Liabilities. There are no pending or, to the knowledge of the Company, threatened Actions with respect to any Company Employee Plan (other than routine claims for benefits made in the ordinary course), including with respect to any assets of the applicable Company Employee Plan or any fiduciary to the applicable Company Employee Plan, in any case, which claims could reasonably be expected to result in any material Liabilities to the Company, and no audit by any domestic or foreign Governmental Entity is pending or, to the knowledge of the Company, has been proposed with respect to any Company Employee Plan. To the knowledge of the Company, there has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Employee Plan. Each Company Employee Plan has been established, maintained and administered in accordance with its terms in all material respects, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(b)            The Company does not sponsor or maintain any self-funded employee welfare benefit plan, including any plan to which a stop-loss policy applies.

(c)            Neither the Company nor any trade or business (whether or not incorporated) that is treated as a single employer with the Company within the meaning of Section 4.14(b), (c), (m) or (o) of the Code currently maintains, sponsors, participates in or contributes to, or within the last six years has maintained, established, sponsored, participated in, or contributed to, any (i) pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as such term is defined in Section 3(37) of ERISA or (iii) “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(d)            Except as set forth in Schedule 3.10(d), the Company is in compliance in all material respects with all applicable Laws relating to, employment, discrimination in employment, terms and conditions of employment, employee benefits, wages, hours and occupational safety and health and employment practices. The Company is in compliance in all material respects with the WARN Act. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, there are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no material labor controversies pending or, to the knowledge of the Company, threatened, between the Company and any Company Employees, which controversies have or would reasonably be expected to result in a Proceeding before any Governmental Entity.

(e)            The Company is not, and has not been at any time, a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent, or as of the Agreement Date and to the knowledge of the Company, attempting to represent any Company Employee. Except as set forth in Schedule 3.10(e), there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, nor are there any grievances, complaints, claims, or judicial or administrative Proceedings, in each case, pending or, to the knowledge of the Company, threatened by or on behalf of any current or former Service Provider that would reasonably result in material Liability to the Company. The Company has not experienced any material strike, slowdown, work stoppage, picketing, lockout or other organized work interruption with respect to any current or former Service Provider since January 1, 2018, nor are any such strikes, slowdowns, work stoppages, picketings, lockouts, or other organized work interruptions pending or, to the knowledge of the Company, threatened.

(f)            Since January 1, 2018, the Company has not engaged in or effectuated (i) a “plant closing” (as defined in the WARN Act or any similar legal requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act or any similar Law) affecting any site of employment or facility of the Company.

(g)            To the knowledge of the Company, each Company Employee working in the United States has the lawful right to work in the United States. The Company has in its files a Form I-9 that was completed in accordance with applicable Law for each Company Employee for whom such form is required under applicable Law.

(h)            No Company Employee Plan is maintained outside of the jurisdiction of the United States.

(i)             Except as set forth in Schedule 3.10(i), neither Parent nor the Company has entered into any settlement agreement relating to an allegation of a Misconduct Claim since January 1, 2018. Except as set forth in Schedule 3.10(i), to the knowledge of the Company, since January 1, 2018, no Misconduct Claim has been made, or is currently pending or threatened by any current or former Service Provider against any current or former Company Employee with respect to conduct relating to the Company’s workplace that has, or would reasonably be expected to, result in material Liability or reputational harm to the Company. Since January 1, 2018, no Executive Officer has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s workplace that has, or would reasonably be expected to, result in material Liability or reputational harm to the Company.

(j)             The Company does not have any material Liabilities with respect to any misclassification (x) of any individual as an independent contractor rather than as an employee, or with respect to any employee leased from another employer or (y) of any employee’s status under the Fair Labor Standards Act.

(k)            As of the Agreement Date, no Company Employee who is currently at the level of Vice President or above has given notice to the Company of his or her intent to terminate employment with the Company and, to the knowledge of the Company, no such Company Employee intends to terminate his or her employment with the Company. The employment of each Company Employee is “at will”. Except as contemplated by this Agreement, neither the Company, nor to the knowledge of the Company, any person has (x) entered into any contract that obligates or purports to obligate Buyer to make an offer of employment to any current or former Service Provider and/or (y) promised or otherwise provided any assurances (contingent or otherwise) to any present or former Service Provider of any terms or conditions of employment with Buyer following the Closing.

(l)             Schedule 3.10(l) of the Disclosure Schedule sets forth as of the Agreement Date a true, correct and complete list of all current Company Employees showing each such individual’s name, position, annual remuneration, location of services, status as exempt/non-exempt and bonus opportunities for the current fiscal year; provided that such information will only be provided with respect to an individual to the extent such information may be provided without violating any laws, rules, or regulations, whether relating to the transfer or disclosure of personally identifiable information, data privacy or otherwise.

(m)           Except as disclosed in Schedule 3.10(m) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement or the consummation of the Transaction will, individually or together or with the occurrence of some other event (including any termination of employment on or following the Closing Date), (i) result in any payment or benefit or other increased compensation (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former Service Provider, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former Service Provider, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation to any current or former Service Provider, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former Service Provider.

(n)           There are no Company Employee Plans that provide for any retiree medical or other post-employment health or welfare benefits with respect to any current or former Company Employee, other than (x) coverage as may be required under COBRA, (y) under the continuation of coverage provisions of the applicable Laws of any state or locality or (z) the reimbursement of COBRA or similar benefits pursuant to Company Employees subject to an involuntary termination.

(o)           To the knowledge of the Company, (i) the Company is and at all relevant times has been in compliance in all material respects with COVID-19-related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan, (ii) the Company is and at all relevant times has been in compliance in all material respects with the paid and unpaid leave requirements of the Families First Coronavirus Response Act and (iii) to the extent the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

(p)            No Company Employee is currently on furlough or incurring a reduction in compensation as a result of any COVID-19 Measure.

SECTION 3.11     Real Property; Title to Assets; Sufficiency.

(a)            Neither Parent nor the Company owns, nor has either ever owned, any real property. Schedule 3.11 of the Disclosure Schedule lists, as of the Agreement Date, each parcel of real property currently leased or subleased by the Company, with the name of the lessor or sublessor, and the date of the lease or sublease (and any assignment thereof) and any guaranty given in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). Parent does not lease or sublease any real property. True, correct and complete copies of all Lease Documents have been provided in the Data Room prior to the Agreement Date. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the knowledge of the Company, by the other party to such lease or sublease.

(b)            Except as disclosed on Schedule 3.11 of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or materially restrict the ability to use any real property leased or subleased by the Company for the purposes for which it is currently being used. Except as disclosed on Schedule 3.11 of the Disclosure Schedule, to the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company, that preclude or materially restrict the ability to use the real property by the Company for the purposes for which it is currently being used.

(c)            Each of Parent and the Company is the true and lawful owner and has good and valid title to each asset that it purports to own, including all such assets reflected on the Financial Statements or thereafter acquired for use in the Business (whether real or personal and whether tangible or intangible), in each case, free and clear of all Liens, other than Permitted Liens, except those sold or otherwise disposed of or consumed in the ordinary course of business since the Balance Sheet Date. Such assets, together with all assets that the Company uses or possesses pursuant to lease, license or other contract, include all rights, properties and other assets used by or necessary for Parent and the Company to conduct the Business as of the Agreement Date.

SECTION 3.12     Intellectual Property.

(a)            Status. Except as disclosed on Schedule 3.12(a) of the Disclosure Schedule, the Company owns and has good and exclusive title to each item of Company-Owned IP Rights including each item of Company Registered Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license to, all Company IP Rights. The Company IP Rights are sufficient for the conduct of the Business, without the breach or violation of any Contract.

(b)            Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions will result in: (i) Buyer granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer, or (ii) Buyer being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business. After the Closing, all Company-Owned IP Rights will continue to be Company-Owned IP Rights immediately after the Closing, fully transferable, alienable or licensable without restriction and without payment of any kind to any third party, other than, for the avoidance of doubt, ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(c)            Company Registered Intellectual Property. Schedule 3.12(c) of the Disclosure Schedule lists as of the Agreement Date (i) all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, and (except with respect to the Company Registered Intellectual Property on Schedule 3.12(c)(i)(B)) all actions that are required to be taken by the Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights, and (ii) all social media accounts held or operated by the Company. Except for such rights that have terminated due to (A) natural expiration, (B) termination or cancellation as a result of normal prosecution activities by the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions or under Proceedings, as the case may be, and (C) that are non-material to the Business and the Company and allowed to lapse or otherwise terminate in the exercise of its reasonable business judgement and in the ordinary course of business (“Permitted Terminations”), each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for), subsisting and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein, except in each case, in relation to and except for Permitted Terminations.

(d)           Non infringement. Except as disclosed on Schedule 3.12(d)(i) of the Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company-Owned IP Rights by any third party. Except as disclosed on Schedule 3.12(d)(ii) of the Disclosure Schedule, since January 1, 2018, the operation of the Business including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned IP Rights and (ii) the Company’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and as proposed to be conducted, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third Party Intellectual Property Rights, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third Party Intellectual Property Rights, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company conducts the Business or in which Company Products are marketed, distributed, licensed or sold, in each case except as would not reasonably be expected to result in a material and adverse effect to the Company, and, to the knowledge of the Company, there is no reasonable basis for any such claims. Except as disclosed on Schedule 3.12(d)(ii) of the Disclosure Schedule, since January 1, 2018, the Company has not been sued in any Proceeding or received written notice alleging that the Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other person or entity. Except in relation to the items disclosed on Schedule 3.12(d)(ii) of the Disclosure Schedule, the Company has not received any opinion of counsel that any Company Product or Company-Owned IP Rights or the operation of the Business, as previously, currently conducted, or as proposed to be conducted, infringes or misappropriates any Third Party Intellectual Property Rights.

(e)            Invention Assignment and Confidentiality Agreement. Except as disclosed on Schedule 3.12(e) of the Disclosure Schedule, the Company has secured from all current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company (any such person, an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company, except for such rights that cannot be assigned to the Company under applicable Laws. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure agreements with Intellectual Property assignments from all Authors. The Company has provided to Buyer copies of all forms of such disclosure and assignment documents used by the Company since January 1, 2020. To the knowledge of the Company, no Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company-Owned IP Rights.

(f)            No Violation. No Company Employee or current consultant or independent contractor of the Company is in violation of any term or covenant of any Contract with the Company in a manner that, individually or in the aggregate, would reasonably be expected to result in a material and adverse effect to the Company.

(g)            Licenses; Agreements. Except as disclosed on Schedule 3.12(g) of the Disclosure Schedule, the Company has not granted any licenses relating to any Company-Owned IP Rights outside of nonexclusive licenses on the Company’s standard terms of use entered into by end users of the Company Products (copies of which have been made available to Buyer). Except as disclosed on Schedule 3.12(g)-1 of the Disclosure Schedule, the Company is not obligated to pay any royalties to third parties with respect to the marketing, sale, distribution, license or use of any Company Products or Company-Owned IP Rights in excess of $250,000 per annum. Except as disclosed on Schedule 3.12(g)-2 of the Disclosure Schedule, the Company has obtained valid, written licenses (sufficient for the conduct of the Business) to any and all Third Party Intellectual Property Rights that are incorporated into, integrated or bundled with, any of the Company Products, including, without limitation, all necessary music synchronization, master and public performance licenses, except in each case as would not cause a material and adverse effect on the Company. Except as disclosed on Schedule 3.12(g)-3 of the Disclosure Schedule, as of the Agreement Date, the Company is not subject to any Proceeding or outstanding Order restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right, or which may affect the validity, use or enforceability of any such Company-Owned IP Right.

(h)            Confidential Information. Except as disclosed on Schedule 3.12(h) of the Disclosure Schedule, the Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). Except as disclosed on Schedule 3.12(h) of the Disclosure Schedule, all current and former employees, consultants and contractors having access to Confidential Information of or in control of the Company have executed and delivered to the Company a written and, to the knowledge of the Company, enforceable agreement regarding the protection of such Confidential Information. To the knowledge of the Company, there has been no breach of confidentiality obligations on the part of the Company or by any third party with respect to Confidential Information.

(i)             Open Source Software. Schedule 3.12(i)(i) of the Disclosure Schedule identifies, as of the Agreement Date, all Open Source Materials used in any Company Products, describes the manner in which such Open Source Materials were used (such description shall include whether the Open Source Materials were modified and/or distributed by the Company) and identifies the licenses under which such Open Source Materials were used. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 3.12(i)(ii) of the Disclosure Schedule, the Company has not incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP Rights or Company Products in such a way that that requires, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

(j)             No Defects. To the knowledge of the Company, the software included in the Company Products is free from material defects and bugs, and substantially conforms to the applicable specifications and documentation. The Company has used commercially reasonable efforts to ensure that the software included in the Company Products does not contain, and to the knowledge of the Company, such software does not and shall not contain, (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any person’s ability to use such software or the Company Products, including after a specific or random number of years or copies, other than in each case any disabling or disruptive codes or commands which were purposefully placed there by the Company to control the use by customers of the Company Products beyond use limitations communicated to customers, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.

(k)            No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned IP Rights was the Company or any developer, inventor or other contributor to such Company-Owned IP Rights (i) operating under any grants from any R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Company IP Right.

(l)             Company Source Code. The Company has not disclosed, delivered or licensed to any person or agreed or obligated itself to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products and as otherwise necessary in the ordinary course of business. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(m)           Membership in Standards Bodies. Except as set forth on Schedule 3.12(m) of the Disclosure Schedule, the Company is not now, and has not since January 1, 2018, been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization.

(n)           Privacy and Security.

(i)           The Company’s data, privacy and security practices currently conform and at all times since January 1, 2018 have conformed to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company has at all times since January 1, 2018: (A) except as disclosed on Schedule 3.12(n)(i) of the Disclosure Schedule had the legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Company, (B) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as allowed under applicable Law, and (C) abided by any privacy choices (including opt-in and opt-out preferences, as required) of individuals relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Buyer of all Company Data and other information relating to the Company’s end users, employees, vendors or clients, or any other category of individuals, will cause, constitute or result in a breach or violation of any Privacy Laws, Company Privacy Commitments or Company Data Agreements or any standard terms of service entered into by the Company with individuals the Personal Data of whom is Processed by the Company and its respective Data Processors. Copies of all current and prior Company Privacy Policies have been made available to Buyer and such copies are true, correct and complete.

(ii)          Except as disclosed on Schedule 3.12(n)(ii) of the Disclosure Schedule, the Company has established and maintains technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its Data Processors. The Company has taken, and has contractually obligated its Data Processors to take, commercially reasonable steps to ensure the reliability of their employees and contractors who have access to Company Data, to train or have trained such employees on all material aspects of any Privacy Law and Company Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

(iii)         Except disclosed on Schedule 3.12(n)(iii) of the Disclosure Schedule, since January 1, 2018, the Company has not received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Proceeding, order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other person (including an end user or advertiser): (A) alleging or confirming non-compliance or alleged non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company due to a violation or alleged violation of any Privacy Laws, Company Privacy Commitments or Company Data Agreements or (D) claiming compensation from the Company due to a violation of any Privacy Laws, Company Privacy Commitments or Company Data Agreements. The Company has responded to, and continues to promptly respond to, requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability). The Company has not been involved in any Proceedings involving non-compliance or alleged non-compliance with Privacy Laws or Company Privacy Commitments.

(iv)        Schedule 3.12(n)(iv) of the Disclosure Schedule contains the complete list, as of the Agreement Date, of notifications and registrations made by the Company under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid-up and, to the knowledge of each Parent and the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 3.12(o)(iv) of the Disclosure Schedule, no other registrations or notifications are required in connection with the Processing of Personal Data by Company.

(v)          Except as disclosed on Schedule 3.12(n)(v) of the Disclosure Schedule, (A) the Company does not Process the Personal Data of any natural person under the age of 18 and (B) the Company does not target advertisements to any natural person under the age of 18.

(vi)         Except as disclosed on Schedule 3.12(n)(vi) of the Disclosure Schedule, the Members: (A) are not a part of the Company’s ad sales network for advertisement sales purposes; (B) do not access any Company-Owned Data or Company-Licensed Data, and the Company does not share any Company-Owned Data or Company-Licensed Data with the Members; and (C) do not have any ownership rights or claims with respect to Company-Owned Data.

(vii)        The Company has no contractual or statutory obligations to contact data subjects in connection with the planned transaction.

(viii)       Except as disclosed on Schedule 3.12(n)(viii) of the Disclosure Schedule, (A) the Company does not collect, maintain or have access to records of consumers’ video viewing history and (B) the Company does not correlate video viewing data with any other Personal Data.

(ix)         The Company does not sell Sensitive Personal Data or disclose Sensitive Personal Data to third parties other than vendors set forth on Schedule 3.12(n)(ix)(A) of the Disclosure Schedule which Process such data on the Company’s behalf. Except as disclosed on Schedule 3.12(n)(ix)(B) of the Disclosure Schedule, the Company and, to the knowledge of the Company, the Company’s vendors who collect Sensitive Personal Data on the Company’s behalf: (A) only collect Sensitive Personal Data from residents of the United States who are not under the age of 18, and (B) to the extent required by applicable Law, obtain affirmative consents that comply with all applicable Law from data subjects prior to collecting Sensitive Personal Data.

(x)          Where the Company uses a Data Processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing or Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for the Company’s compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company and each such Data Processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. To the knowledge of each of Parent and the Company, such Data Processors have not breached any such Contracts pertaining to Personal Data Processed by such persons on behalf of Company.

(xi)         The Company has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments.

(xii)        No Breach. Except as disclosed on Schedule 3.12(n)(xii) of the Disclosure Schedule, no security incident (including malware, ransomware, virus, compromise of credentials, denial of service attack or unauthorized intrusion of any kind), violation of any data security policy, breach, or unauthorized access in relation to Company Data or Confidential Information (including Personal Data in the Company’s possession, custody or control) has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing, except in each case as would not cause a material and adverse effect on the Company. The Company is under no obligation to report any security incident to any third party (including Governmental Entities) as a result of the unauthorized access to any Company Data. Neither the Company nor any person acting on the Company’s behalf or direction has: (A) paid any perpetrator of any data breach incident or cyber attack or (B) paid any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third person. No circumstance has arisen in which: (x) applicable Laws (including Privacy Laws) would require the Company to notify a Governmental Entity or an individual of a data breach or security incident or (y) applicable guidance or codes or practice promulgated under applicable Laws (including Privacy Laws) would recommend the Company to notify a Governmental Entity or an individual of a data breach or security incident.

(xiii)       No Data Warranty. The Company has never directly stated or indirectly implied that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.

(o)            Company Websites; Contents of Company Products. The contents of any Company Website and all transactions the Company conducted over the Internet via the Company Websites comply with applicable Law and codes of practice in all applicable jurisdictions. Except as set forth on Schedule 3.12(o) of the Disclosure Schedule, since January 1, 2018, the Company has not been sued in any Proceeding or received any written notice alleging that a Company Website has infringed, misappropriated, or violated any Intellectual Property or rights of publicity of any other person or entity, or otherwise making a claim of defamation, libel or slander with respect to a Company Website.

(p)            Information Technology.

(i)           Status. To the knowledge of the Company, the ICT Infrastructure that is currently used in the Business: (A)  constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted; and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT infrastructure and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure, in each case, as would not cause a material and adverse effect on the Company.

(ii)          Plans; Content Security. Except as disclosed on Schedule 3.12(p)(ii) of the Disclosure Schedule, the Company has implemented and maintains (A) reasonable security plans, and is in the process of developing a formalized, disaster recovery and business continuity plans, in each case, consistent with industry practices of companies offering similar services, and (B) reasonable content security and protection measures consistent with industry practices of companies offering similar services, and acts in compliance therewith to the knowledge of the Company, and is formulating plans to test on a periodic basis.

(iii)         Processing. The Company has, to knowledge of the Company, valid and subsisting contractual rights to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company. Except as disclosed on Schedule 3.12(p)(iii) of the Disclosure Schedule, the Company has all rights, and all permissions, licenses or authorization required under applicable Laws (including Privacy Laws), and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted, except as would not cause a material and adverse effect on the Company. The Company has been and is in material compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. To the knowledge of the Company, since January 1, 2018 any third party who has provided Personal Data to the Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such applicable Privacy Laws.

(iv)        Company-Owned Data. The Company is the owner of all right, title and interest in and to each element of Company-Owned Data. The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any person.

(q)            Digital Millennium Copyright Act. The Company conducts and has conducted the Business in such a manner as to be able to take reasonable advantage, if and when applicable and reasonable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”), including by informing users of its products and services of such policy, designating an agent (directly or through a third party) for notice of infringement claims, registering such agent (directly or through a third party) with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take down” procedures of the DMCA.

SECTION 3.13     Taxes. Except as disclosed on Schedule 3.13 of the Disclosure Schedule:

(a)            Parent and the Company have properly completed and timely filed all required income and other material Tax Returns. All such Tax Returns are true, accurate and complete in all material respects and were prepared, in all material respects, in compliance with applicable Law. Parent and the Company have timely paid and discharged all Taxes required to be paid or discharged (whether or not shown on any such Tax Return), other than Taxes which individually or in the aggregate are not reasonably expected to be material. Parent and the Company have established accruals and reserves for Taxes (which accruals and reserves are reflected in the Financial Statements and are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon)) in accordance with GAAP, and has no liability for Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the dates covered by the Financial Statements incurred in the ordinary course of business and except to the extent of any Taxes incurred as a result of the Transactions.

(b)            Parent and the Company have not received any notification in writing from any Tax Authority regarding any issues that (x) are currently pending before any Tax Authority (including any sales or use Tax Authority) or (y) have been raised by a Tax Authority and not yet finally resolved. To the knowledge of the Company, no Tax Authority intends to assess any additional Taxes for any period for which Tax returns have been filed. No Tax Return of the Parent or the Company is under audit by any Tax Authority for which written notice has been received and any past audits (if any) for which written notice has been received have been completed and fully resolved to the satisfaction of the applicable Tax Authority conducting such audit and all Taxes determined by such audit to be due have been paid in full to the applicable Tax Authorities.

(c)            Parent and the Company have made available to Buyer true, correct and complete copies of all income and other material Tax Returns for taxable periods since January 1, 2017, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments.

(d)           The Financial Statements reflect all liabilities for unpaid Taxes of the Company, determined in accordance with GAAP, for periods (or portions of periods) through the Balance Sheet Date. The Company does not have any liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date.

(e)            There are no Tax Liens upon any property or assets of Parent or the Company except for Permitted Liens.

(f)             Neither Parent nor the Company is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than, in each case, agreements or contracts entered into in the ordinary course of business, a primary purpose of which does not relate to Tax), and there is no Liability or potential Liability to another party under any such agreement.

(g)            Parent and the Company have withheld all material Taxes required to have been withheld and have timely paid over such withheld amounts to the appropriate Tax Authority when due, in connection with any amounts paid or owing to any employee, consultant, independent contractor, creditor, member, or other third party, and have timely filed, material withholding Tax Returns.

(h)            Parent and the Company have not requested or been granted an extension of time within which to file any material Tax Return other than extensions that are automatically granted. Parent and the Company do not currently have in effect any statute of limitations extension.

(i)             The Company has never been a member of a consolidated, combined, unitary or aggregate group, other than a group the common parent of which is Parent, and is not a party to any partnership or joint venture or other Contract or arrangement that reasonably would be treated as a partnership for U.S. federal income Tax purposes. The Parent and the Company do not have any liability for the Taxes of any other person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (other than agreements entered into in the ordinary course of business and a primary purpose of which does not relate to Tax).

(j)             Neither Parent nor the Company has received a written notice or a written claim (or, to the knowledge of the Company, any other claim) from a Tax Authority for a jurisdiction in which a Tax Return has not been filed asserting that, or inquiring as to whether, the filing of such a Tax Return may be required. Neither the Parent nor the Company is subject to Tax in any jurisdiction outside of its country of organization by virtue of having employees, a permanent establishment or any other place of business in any such jurisdiction.

(k)            Effective June 1, 2016, Parent made an election pursuant to Treasury Regulation Section 301.7701-3 to be treated as a corporation for U.S. federal income Tax purposes.

(l)             Each of Parent and the Company has not (i) deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes under the CARES Act (or any similar program or provisions in any jurisdiction) and the Company has no plans to do any of the foregoing or (ii) claimed the employee retention credit under the CARES Act (or any similar program or provisions in any jurisdiction).

(m)           Each of Parent and the Company has not consummated or participated in any “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder or under a corresponding or similar provision of state, local, or foreign Law.

(n)            Each of Parent and the Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law).

(o)            No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Company Employee, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Company Employee, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Employee Plan. The Company is not under any obligation to pay, or pay a gross-up bonus for, any Taxes under Section 409A of the Code.

(p)            There is no agreement, plan, arrangement or other Contract covering any current or former Service Provider of the Company to which the Company is a party or by which the Company is bound that will, or could reasonably be expected to, provide as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), a payment that would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 3.14     Material Contracts.

(a)            Schedule 3.14(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 3.14(a), all of the following contracts to which the Company is a party to or by which any of its assets or properties are bound as of the Agreement Date (each, a “Material Contract”):

(i)           any contract with a Material Customer or Material Supplier;

(ii)          any contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, non-competition restrictions, rights of refusal, rights of first negotiation or similar rights and/or terms to any third party, other than, for the avoidance of doubt, contracts containing employee, contractor, service provider or similar non-solicit obligations;

(iii)         any contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving payments by or to the Company in excess of $100,000 per annum;

(iv)        any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)         any contract for capital expenditures in excess of $1,500,000 in the aggregate;

(vi)        any standalone contract of guarantee of the Liabilities of any other person;

(vii)       any contract (A) with any of its officers, directors, employees or the Members or, in the case of any of the foregoing who are natural persons, any member of their immediate families, other than employment related agreements or (B) with any person with whom the Company does not deal at arm’s length;

(viii)      any license by or to the Company to (A) software that is redistributed with or used in the development or provision of the Company Products (other than licenses for Open Source Materials and off the shelf commercially available software); (B) any trademarks and brands (including flagship show titles) that are material to the Business and used in the Company Products or (C) stock libraries for content or assets used in the Company Products, including music, photo/image and font libraries;

(ix)         (A) all material licenses, sublicenses and other contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights, or (B) all contracts pursuant to which the Company agrees to encumber (not including, for the avoidance of doubt, licensing of such Company Registered Intellectual Property), transfer in full or sell any Company Registered Intellectual Property;

(x)          any contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xi)         (A) any joint venture contract, (B) any contract that involves a sharing of revenues, profits, expenses or losses with other persons in excess of $250,000 for the year ended December 31, 2020, except for contracts for recurring ad revenue sharing with third parties or (C) any contract that involves the payment of royalties to any other person in excess of $250,000 per annum;

(xii)        any contract for the employment of any Company Employee that is not immediately terminable by the Company without cost or Liability;

(xiii)       any separation agreement or severance agreement with any current or former employees under which the Company has any actual liability;

(xiv)       any contract pursuant to which the Company has, since January 1, 2018, acquired a business or entity, or substantially all assets of a business or entity;

(xv)        any contract with any Governmental Entity; and

(xvi)       any settlement agreement pursuant to which the Company has any outstanding Liabilities or obligations.

(b)            All Material Contracts are in written form. The Company, to its knowledge, has performed in all material respects all of the obligations required to be performed by it as of the Agreement Date, and is entitled to all material benefits under, is not in default in any material respect in respect of, any Material Contract. Except as disclosed on Schedule 3.14(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. To the knowledge of the Company, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract or (C) the right to cancel, terminate or modify any Material Contract. Except as disclosed on Schedule 3.14(b) of the Disclosure Schedule, since January 1, 2018, the Company has not received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract, other than terminations or expirations in accordance with the terms of such Material Contracts or in the ordinary course of business. True, correct and complete copies of all Material Contracts in the form possessed by the Company have been provided to Buyer in the Data Room prior to the Agreement Date.

SECTION 3.15     Customers and Suppliers.

(a)            The Company has no outstanding material disputes concerning its products and/or services with any customer who in the year ended December 31, 2020, was one of the 20 largest sources of revenues for the Company based on amounts paid or payable (each, a “Material Customer”). Each Material Customer is listed on Schedule 3.15(a) of the Disclosure Schedule.

(b)            The Company has no outstanding material disputes concerning products and/or services provided by any supplier who, in the year ended December 31, 2020, was one of the 20 largest suppliers of products and/or services to the Company based on amounts paid or payable (each, a “Material Supplier”). Each Material Supplier is listed on Schedule 3.15(b) of the Disclosure Schedule.

SECTION 3.16     Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 3.16 of the Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in a written notice received by the Company by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, all such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

SECTION 3.17     Legal Compliance.

(a)          Except (i) as disclosed on Schedule 3.17(a) of the Disclosure Schedule or (ii) as would not be, individually or in the aggregate, material to the Business: (A) neither Parent nor the Company is, or since January 1, 2018 has been, in violation in any material respect of any Laws or Order issued by a Governmental Entity, and neither Parent nor the Company has, from January 1, 2018 through the Agreement Date, received any written notice alleging any such violation and (B) neither Parent nor the Company has, from July 19, 2016 through December 31, 2017, been in violation in any material respect of any Laws or Order issued by a Governmental Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Except as would not be, individually or in the aggregate, material to the Business, in the five-year period prior to the Agreement Date, (i) neither Parent nor the Company has violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, the U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) economic sanctions regulations, in each case, as in effect at the time of such action, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any person, including any Government Official (all such Laws, “Anticorruption Laws”) (ii) to the knowledge of Parent, no Representative, consultant or other person authorized to act and acting for or on behalf of Parent has violated any Anticorruption Law, (iii) to the knowledge of the Company, no Representative, consultant or other person authorized to act and acting for or on behalf of the Company has violated any Anticorruption Law, (iv) neither Parent nor the Company has received any written notice alleging any such violation of any Anticorruption Law, or (v) neither Parent nor the Company, nor any Representative, consultant or other person authorized to act and acting for or on behalf of either Parent or the Company offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist Parent or the Company in obtaining or retaining business for or with, or directing business to, any person, in each case, in violation of any Anticorruption Law in any material respect or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage, in each case, in violation of any Anticorruption Law in any material respect.

(c)          Neither Parent nor to the knowledge of Parent, any of its Representatives (acting in their capacities as such) has, in connection with the Business, in the five-year period prior to the Agreement Date, been convicted of violating any Sanctions or AML Laws, or, in connection with the Business, in the five-year period prior to the Agreement Date, been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anticorruption Laws, Sanctions or AML Law. Neither the Company nor to the knowledge of the Company, any of its Representatives (acting in their capacities as such) has, in connection with the Business, in the five-year period prior to the Agreement Date, been convicted of violating any Sanctions or AML Laws, or, in connection with the Business, in the five-year period prior to the Agreement Date, been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anticorruption Laws, Sanctions or AML Law.

(d)         None of Parent, the Company, or, to the knowledge of Parent, any affiliate, Representative, consultant or other person authorized to act or acting on Parent’s behalf or, to the knowledge of the Company, any affiliate, Representative, consultant or other person authorized to act or acting on the Company’s behalf is (i) a person that is a Sanctioned Person, (ii) a non U.S. shell bank, or (iii) a bank of primary money laundering concern as defined in Section 311 of the Patriot Act.

SECTION 3.18     Brokers. Except as set forth in Schedule 3.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or the Members.

SECTION 3.19     Books and Records. Except as set forth in Schedule 3.19 of the Disclosure Schedule, Parent and the Company have provided true, correct and complete copies of (a) the Organizational Documents, each as currently in effect, and (b) the meeting minutes of the board of directors, managers or equivalent governing body and committees thereof of each of Parent and the Company for meetings held since January 1, 2018.

SECTION 3.20     Related Party Transactions. Except as set forth in Schedule 3.20 of the Disclosure Schedule, there are no material contracts, agreements, transactions or arrangements between the Company, on the one hand, and any of the Company’s, Parent’s or a Member’s officers, managers or affiliates, or any relative or spouse of any of the foregoing (each, a “Related Party”), on the other hand, other than employment related agreements. To the knowledge of the Company, no Related Party has any direct or indirect ownership interest in or relationship with (a) any person with which the Company has a material business relationship or (b) any person that competes with the Company (other than solely by virtue of such person’s ownership of less than 5% of the outstanding stock of publicly traded companies that compete with the Company).

SECTION 3.21     Exclusive Representations and Warranties. Except for the representations and warranties of Parent and the Company expressly set forth in this Article III, of the Members expressly set forth in Article IV and any express representations and warranties of any of Parent, the Company or the Members set forth in the Transaction Documents, none of Parent, the Company, the Members nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, the Company or the Members, including any representation or warranty as to the accuracy or completeness of the information concerning the Business, Parent or the Company that has been furnished or made available to Buyer or its Representatives (including any confidential information memorandum or similar materials provided by or on behalf of the Members, Parent or the Company and any information, documents or material made available to Buyer or any of its Representatives in the Data Room, management presentations, or in any other form in expectation of the Transactions contemplated hereunder), or as to any future revenue, profitability, expenses, expenditures, results of operations, cash flows, financial conditions, business, operations or affairs of Parent or the Company; provided that in no event shall the foregoing limit any claim of Buyer with respect to Fraud by or on behalf of Parent, the Company or the Members.

Article IV
REPRESENTATIONS AND WARRANTIES OF the members

As an inducement to Buyer to enter into this Agreement, each of the Members, severally and not jointly, hereby represents and warrants to Buyer that:

SECTION 4.01     Members. Such Member is duly organized, validly existing and in good standing in the laws of the jurisdiction of its formation or incorporation, as applicable.

SECTION 4.02     Authority Relative to This Agreement. This Agreement has been duly executed and delivered by such Member and, assuming due execution by Buyer, Parent and the Company, constitutes the valid and binding obligation of such Member enforceable against such Member in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.03     No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by such Member does not, and the performance of this Agreement by such Member will not, (i) conflict with or violate in any material respect any Law applicable to such Member, or by which any property or asset of such Member is bound or affected, or (ii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Member pursuant to, any contract or permit to which such Member is a party or by which such Member or any material property or asset of such Member is bound or affected.

(b)            The execution and delivery of this Agreement by each of the Members does not, and the performance of this Agreement by each of the Members will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for applicable requirements of any Antitrust Laws and such other consents, approvals, authorizations, permits, filings or notifications of, with or to any Governmental Entity, the failure of which to be made or obtained would not reasonably be expected to prevent or materially delay the consummation of the Closing or the performance by the Members of any of their material obligations under this Agreement or any Transaction Document.

SECTION 4.04     Ownership of Membership Interests. Such Member is the sole record and beneficial owner of the Membership Interests and such other securities and other rights to acquire securities of Parent set forth opposite its name on Schedule 3.03(a) of the Disclosure Schedule, free and clear of any Liens, other than (i) restrictions imposed by (A) applicable securities Laws, (B) the Parent Organizational Documents or (C) Buyer and (ii) any Liens arising out of, under or in connection with this Agreement or the Transactions. Such Member has the corporate or other applicable organizational power and authority to transfer such Membership Interests to Buyer as provided in this Agreement and, upon consummation of the Transactions in accordance with the terms hereof, Buyer will acquire good and marketable title to such Membership Interests, free of any and all Liens, except for (i) restrictions imposed by (A) applicable securities Laws, (B) the Parent Organizational Documents or (C) Buyer and (ii) any Liens arising out of, under or in connection with this Agreement or the Transactions. Except as set forth opposite Member’s name on Schedule 3.03(a) of the Disclosure Schedule, Member does not hold (beneficially or of record) any Equity Interests of Parent or the Company. Except as contained in this Agreement (including the Disclosure Schedule), there are no outstanding contractual obligations of Member that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any securities of the Parent, other than the Parent Organizational Documents.

SECTION 4.05     Absence of Litigation. There is no Action pending against such Member before any Governmental Entity or any of such Member’s assets or properties, or, to the Member’s knowledge, pending or threatened against such Member which would have a material adverse effect on such Member’s performance under this Agreement or any Transaction Document.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Parent, Company and the Members to enter into this Agreement, except as set forth on the disclosure schedule delivered by Buyer to the Parent, Company and the Members concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”) each of which disclosures shall clearly indicate the Section of this Article V to which it relates (unless and only to the extent that the relevance to other representations and warranties is readily apparent from the text of the disclosure without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), Buyer hereby represents and warrants to Parent, the Company and the Members that:

SECTION 5.01     Corporate Organization; Buyer Organizational Documents.

(a)            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transaction and would not have a material effect on Buyer.

(b)            Buyer has heretofore made available to the Members, Parent and the Company a complete and correct copy of the Buyer Organizational Documents. The Buyer Organizational Documents are in full force and effect, and Buyer is not in violation of any of the provisions of the Buyer Organizational Documents.

SECTION 5.02     Authority Relative to This Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 5.03     Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for applicable requirements of any Antitrust Laws and such other consents, approvals, authorizations, permits, filings or notifications of, with or to any Governmental Entity, the failure of which to be made or obtained would not reasonably be expected to prevent or materially delay the consummation of the Closing or the performance by Buyer of any of its material obligations under this Agreement or any Transaction Document.

SECTION 5.04     Non-Contravention; Consents. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, will directly or indirectly: (a) conflict with or violate any Buyer Organizational Documents; (b) conflict with or violate in any material respect any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected; or (c) result in any material breach of or constitute a material default (or any event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Buyer pursuant to any contract or permit to which Buyer is a party or by which Buyer or any material property or asset of Buyer is bound or affected.

SECTION 5.05     Financial Statements.

(a)            The Buyer Financial Statements are attached hereto as Schedule 5.05 of the Buyer Disclosure Schedule. The Buyer Financial Statements (i) are derived from and in accordance with the books and records of Buyer in all material respects, (ii) have been prepared in accordance with GAAP, applied consistently, and (iii) fairly present in all material respects the financial condition of Buyer at the dates therein indicated and the results of operations and cash flows of Buyer for the periods therein specified.

(b)            Buyer has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the knowledge of Buyer, since January 1, 2018, there has been no incidence of fraud or allegation of fraud committed by any current or former employee, consultant or director of Buyer who has a role in the preparation of the Buyer Financial Statements. Since January 1, 2018, Buyer has not received any material complaint, allegation, assertion or claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of Buyer or its internal accounting controls or any material inaccuracy in the Buyer Financial Statements. Since January 1, 2018, there has been no change in Buyer’s accounting policies, except as described in the Buyer Financial Statements.

SECTION 5.06     Absence of Litigation. As of the Agreement Date, there is no Action pending against Buyer before any Governmental Entity or any of its assets or properties, or, to the knowledge of Buyer, threatened against Buyer or any of its assets or properties that would reasonably be expected to prevent or materially delay the consummation of the Closing or the performance by Buyer of any of its material obligations under this Agreement or any Transaction Document. There is no Order outstanding against Buyer or any of its assets or properties that materially affects, impedes or restrains the operation of Buyer’s business.

SECTION 5.07     Legal Compliance.

(a)          Except as would not have or reasonably be expected to have a Buyer Material Adverse Effect, Buyer is not, and in the five-year period prior to the Agreement Date has not been, in violation in any material respect of any Laws or Order issued by a Governmental Entity, and Buyer has not, in the five-year period prior to the Agreement Date, received any written notice alleging any such violation.

(b)          Except as would not have or reasonably be expected to have a Buyer Material Adverse Effect, in the five-year period prior to the Agreement Date, (i) Buyer has not violated any Anticorruption Laws, (ii) to the knowledge of Buyer, no Representative, consultant or other person authorized to act and acting for or on behalf of Buyer has violated any Anticorruption Law, (iii) Buyer has not received any written notice alleging any such violation of any Anticorruption Law, or (iv) neither Buyer nor any Representative, consultant or other person authorized to act and acting for or on behalf of Buyer has offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist Buyer in obtaining or retaining business for or with, or directing business to, any person, in each case, in violation of any Anticorruption Law in any material respect or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage, in each case, in violation of any Anticorruption Law in any material respect.

(c)          Neither Buyer nor to the knowledge of Buyer, any of its Representatives (acting in their capacity as such) has, in connection with Buyer’s business, in the five-year period prior to the Agreement Date, been convicted of violating any Sanctions or AML Laws, or, in connection with Buyer’s business, in the five-year period prior to the Agreement Date, been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anticorruption Laws, Sanctions or AML Law.

(d)          None of Buyer or, to the knowledge of Buyer, any affiliate or Representative, consultant or other person acting on Buyer’s behalf is (i) a person that is a Sanctioned Person, (ii) a non U.S. shell bank, or (iii) a bank of primary money laundering concern as defined in Section 311 of the Patriot Act.

SECTION 5.08     Brokers. Except as set forth in Schedule 5.08 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Buyer or its shareholders.

SECTION 5.09     Solvency. Assuming the accuracy of the representations and warranties set forth in Article III and Article IV and compliance, in all material respects, by Parent, the Company and the Members with their covenants and obligations under this Agreement and the Transaction Documents, immediately after giving effect to the Transactions, Buyer (a) will be solvent (in that both the fair value of the assets will not be less than the sum of liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured) and (b) will not have incurred liabilities beyond its ability to pay as they become absolute and matured.

SECTION 5.10     Buyer’s Reliance. Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and the Company, which investigation, review and analysis was conducted by Buyer and its Representatives. Buyer acknowledges that Buyer and its Representatives have been provided access to the Data Room. Buyer and its Representatives have had a full opportunity to meet with the officers and employees of the Company and/or Parent to discuss the Business. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforesaid investigation, knowledge, review and analysis and not on any factual representations or opinions of the Company, Parent, the Members or any of their respective Representatives (except the specific representations and warranties set forth in Articles III and IV). Buyer acknowledges that, except as explicitly set forth in Articles III and IV, none of the Company, Parent, the Members, or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or the Company furnished or made available to Buyer or its Representatives, and except as explicitly set forth in this Agreement, none of the Company, Parent, the Members or any other person (including any officer, director, or equity holder of any of the Company, Parent, or the Members, in their capacity as such) shall have or be subject to any liability to Buyer or any other person resulting from the provision to Buyer, or Buyer’s use of, any such information, including the information, documents, and materials made available to Buyer in the Data Room, management presentations, due diligence or in any other form in expectation of the Transactions. In connection with Buyer’s investigation of the Company, Buyer acknowledges that Buyer or its Representatives have received from or on behalf of the Company certain pro forma financial information, financial projections and other forward-looking statements. Buyer acknowledges that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and that Buyer shall have no claim against the Company, Parent, or the Members or any other person with respect thereto, except in the event of Fraud.

Article VI
ADDITIONAL AGREEMENTS

SECTION 6.01      Conduct of Business.

(a)            Prior to the Closing Date, unless Buyer otherwise agrees in writing, Parent and the Company shall (i) conduct the Business in the ordinary course of business and consistent with past practice and in accordance with applicable Law, (ii) use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current Service Providers (except as otherwise set forth in this Agreement), and to preserve the goodwill and current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations and (iii) use their commercially reasonable efforts to maintain and preserve the assets of Parent and the Company (including to maintain the existence of, validity, enforceability and rights of Parent and/or the Company in, to or under Company-Owned IP Rights) in good operating condition and repair and in a manner that is consistent with past practice; provided that, with respect to clause (i), during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company may, in connection with COVID-19 or any COVID-19 Measures and following consultation with Buyer, take such actions as are reasonably necessary, in compliance with applicable Laws and, where applicable, consistent with past practice to (A) protect the health and safety of the employees of the Company and other individuals having business dealings with the Company or (B) reasonably respond to third party supply or service disruptions caused by COVID-19 or any COVID-19 Measures.

(b)            Without limiting the generality of the foregoing, unless (y) Buyer otherwise agrees in writing (such agreement not to be unreasonably withheld, conditioned or delayed) or (z) as expressly contemplated by this Agreement (including Schedule 6.01(b)), Parent and the Company shall not, between the Agreement Date and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII:

(i)            amend or modify the Organizational Documents;

(ii)            issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or encumbrance of any Equity Interests or other rights to purchase Equity Interests (including any phantom interest), of Parent or the Company;

(iii)            declare, set aside, make, or pay any dividend or other distribution with respect to any capital stock of the Company or Equity Interests of Parent;

(iv)            reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock of the Company;

(v)            acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or Equity Interests of, or by any other manner, any business or entity;

(vi)            incur or repay, or amend any terms of, any Company Debt (other than trade payables or accruals in the ordinary course of business consistent with past practice), or issue any debt securities or assume, guarantee, endorse, or otherwise become responsible for the obligations for borrowed money of any person, or make any single loans or advances in excess of $100,000 or loans or advances that are in the aggregate in excess of $500,000;

(vii)            (A) enter into, amend, or renew any Material Contract (or any Contract that would constitute a Material Contract if it were in effect as of the Agreement Date) that will entail or is reasonably likely to entail annual payments by the Company in excess of $500,000 and is not terminable at will upon 60 days’ or less prior notice without payment or penalty, or (B) terminate any Material Contract pursuant to which the Company earned revenues in excess of $500,000 during the year ended December 31, 2020, except for (x) good reason in the exercise of the Company’s reasonable business judgment or (y) automatic termination or expiration pursuant to the terms of such Material Contract or (C) enter into or amend any contract that would constitute a Material Contract pursuant to clauses (ii) or (ix) of Section 3.14(a) (and in the case of clause (ix), other than Material Contracts entered into in the ordinary course of business consistent with past practice) if it were in effect as of the Agreement Date, regardless of annual payments or revenues thereunder;

(viii)            authorize, make, or agree to any single capital expenditure that is in excess of $200,000 or capital expenditures that are in the aggregate in excess of $1,000,000;

(ix)            (A) hire, or offer to hire, (x) any additional officers at the level of Senior Vice-President (including General Managers) or above (other than to replace officers who have resigned following the Agreement Date with a compensation package no greater than 5% higher than the compensation package of such resigning officer), or (y) other employees having an annual base salary above $200,000 (except to replace Company Employees who have resigned following the Agreement Date with a compensation package no greater than 5% higher than the compensation package of such resigning Company Employee), (B) terminate the employment (other than for good cause) or materially change the title, office or position, or materially reduce the responsibilities, of any (x) officers at the level of Senior Vice-President (including General Managers) or above or (y) any Company Employee having an annual base salary above $250,000, or (C) enter into, materially amend or extend the term of any material employment agreement with, any officer or Company Employee having an annual base salary above $250,000 (except any such amendment or extension that does not increase such person’s base compensation above 5% of such person’s base compensation as of the Agreement Date), except in each case with respect to (A), (B) and (C), as required by applicable Law or pursuant to the terms of any Company Employee Plan in effect as of the Agreement Date;

(x)            enter into any Contract with a labor union or collective bargaining agreement or works agreement (unless required by applicable Law);

(xi)            (A) adopt or amend any Company Employee Plan (except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under the Code and other than as permitted pursuant to clause (ix) of this Section 6.01(b)), (B) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent necessary to meet the requirements of such Section, regulations or guidance), (C) pay any special bonus or special remuneration to any Service Provider, other than as required by applicable Law or pursuant to the terms of any Company Employee Plan in effect as of the Agreement Date or (D) increase the salaries or wage rates of Company Employees except for merit based increases in base salary in the ordinary course of business for those Company Employees with an annual base salary not in excess of $200,000 (such increases not to exceed 5% in the aggregate);

(xii)            grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any person, other than, in each case, (A) as required by applicable Law, (B) pursuant to the terms of any Company Employee Plan in effect as of the Agreement Date or (C) the payment of severance to any person that does not exceed an amount equal to four weeks of such person’s base compensation plus one week of such person’s base compensation per year of employment;

(xiii)            waive any non-compete, non-solicit or non-disclosure obligation of any Service Provider; provided that declining to enforce any such non-compete, non-solicit or non-disclosure obligation is not a waiver for purposes of this subsection;

(xiv)            (i) make any change with respect to accounting methods or practices or internal accounting control, inventory, investment, credit, allowance, or Tax procedures or practices, or (ii) increase or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency, or other reserves, except in each case as required by GAAP or applicable Law or as reflected in the Financial Statements;

(xv)            (i) make revoke or alter any Tax election, (ii) settle or compromise any Tax audit or similar proceeding with any Tax Authority, (iii) take any action that would or is reasonably likely to result in having nexus or otherwise being subject to Tax or any Tax Return filing obligation in any jurisdiction in which it has not filed Tax Returns as of the Agreement Date, (iv) file any amended Tax Return, or file any Tax Return being filed late or surrender any right to claim a tax refund, offset, or other reduction in Tax Liability, (v) enter into any Tax sharing or similar agreement or Tax closing agreement (other than agreements entered into in the ordinary course of business, the primary purpose of which is not related to Tax), (vi) assume any Liability for the Taxes of any other person, by Contract or otherwise (other than agreements entered into in the ordinary course of business, the primary purpose of which is not related to Tax), (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (viii) enter into any intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax Liability of Buyer and its affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date, (ix) enter into or amend any intercompany pricing agreement, or (x) with the exception of items occurring as a result of the Transactions, accelerate, move any Tax deduction, attribute, or benefit to the Pre-Closing Tax Period or defer any Tax detriment or taxable income to the Post-Closing Tax Period, other than in the ordinary course of business and consistent with past practice;

(xvi)            (A) settle or agree to settle any material Proceeding against the Company existing as of the Agreement Date that would require any material non-monetary relief (including any performance obligations or the admission of wrongdoing) or payment in excess of $250,000 by the Company or (B) commence any material Proceeding against a third party seeking in excess of $250,000 in damages; provided that with respect to employment or labor-related settlements or Proceedings, the Company shall notify Buyer of such matters regardless of the amount in dispute or controversy;

(xvii)            forgive, release, cancel, subordinate, write-off, or defer any material indebtedness or other material obligations for borrowed money (including principal and accrued but unpaid interest thereon) owed to the Company in excess of $25,000 individually or $100,000 in the aggregate (which does not include, for the avoidance of doubt, advances paid to certain of the Company’s talent Service Providers and production companies prior to receipt of the services or production, as the case may be, in the ordinary course of business consistent with past practice);

(xviii)            purchase, lease, sublease or sell, transfer, license, lease or otherwise dispose of any material properties or assets (real, personal or tangible and other than Intellectual Property Rights) with a value in excess of $300,000 per transaction, other than the purchase, sale, transfer or disposition of inventory and personal property in the ordinary course of business and consistent with past practice;

(xix)            terminate, or give notice to terminate, any lease, tenancy, or license for real property or agree to a new rent payable under any lease, tenancy, or license for real property;

(xx)            (A) dispose of, abandon or permit to lapse any rights in, to or for the use of any material Company Registered Intellectual Property, or permit to enter into the public domain any material trade secrets included in the Company-Owned IP Rights, other than the Company Registered Intellectual Property set forth on Schedule 3.12(c)(i)(B) and Company Registered Intellectual Property related to “RATED RED,” (B) sell, exclusively license or assign to any person any material Company-Owned IP Rights, or except in the ordinary course of business and consistent with past practice, license any Company-Owned IP Rights to third parties, (C) license, distribute, modify or make available any Company-Owned IP Rights or Company Products in a manner that would be subject to disclosure requirements under Schedule 3.12(i)(ii) of the Disclosure Schedule if such license, distribution, modification or availability was in effect as of the Agreement Date or (D) deliver, license or make available to any escrow agent or other person source code for any Company Product, except to employees and independent contractors in the ordinary course of business;

(xxi)            modify in any material respect any of the Company Privacy Policies or any administrative, technical or physical safeguards related to privacy or cybersecurity, relating to the Company Products and Company Data except (i) to remediate any security or data protection issue, (ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a Governmental Entity;

(xxii)            make or approve any write-off or write-down or any determination to write-off or write-down any of the assets or properties of the Company other than in the ordinary course of business consistent with past practice, and except in accordance with GAAP or required by applicable Law;

(xxiii)            pay, loan, or advance any amount to, or sell, transfer, license, lease, or otherwise dispose of any properties or assets (real, personal, or mixed, tangible or intangible) to, any of the Company’s current or former securityholders, debtholders, Service Providers, or any of their respective affiliates, other than (i) cash compensation paid to Service Providers at rates not exceeding the rates of compensation (a) paid during the fiscal year last ended or (b) adjusted as permitted by Section 6.01(b)(ix) or (xi), (ii) advances for travel and other business-related expenses made in the ordinary course of business and consistent with past practice and (iii) advances paid to certain of the Company’s Service Providers and production companies prior to receipt of the services or production, as the case may be, in the ordinary course of business consistent with past practice;

(xxiv)            incorporate a company, register a branch, or apply for any regulatory license in any jurisdiction (except for renewals of any Permit in force as of the date hereof in the ordinary course of business and consistent with past practice);

(xxv)            collect Sensitive Personal Data from any person located outside of the US;

(xxvi)            use Sensitive Personal Data other than for the Company’s own internal purposes;

(xxvii)            make any change to the cash or working capital management practices of Parent or the Company; or

(xxviii)            agree or commit to do any of the foregoing.

(c)            Any request by the Company for Buyer consent pursuant to Section 6.01(b)(y) shall be made in writing (including via e-mail) to the parties set forth on Schedule 6.01(c) of the Disclosure Schedule, and Buyer shall be deemed to consent to the action described in such request if the Company does not, within two business days after Buyer’s receipt of such request, receive written notice (including via e-mail) of Buyer’s reasonable objection to the proposed action. Parent, the Company and Buyer acknowledge and agree that nothing contained in this Agreement is intended to give Buyer or any of its affiliates, directly or indirectly, the right to control or direct the operations of the Business or of Parent or the Company prior to the Closing.

SECTION 6.02      No Solicitation; Alternative Transaction.

(a)            Company No Solicitation.

(i)            During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, Parent, the Company and the Members shall not, and shall not authorize or permit any of their respective controlled affiliates or authorize any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding any possible Acquisition Proposal, (iii) deliver or make available to any person any non-public information with respect to the Company in a manner not customarily delivered or made available to third parties in the ordinary course of business in connection with a possible Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that would reasonably be expected to lead to, an Acquisition Proposal or (vi) enter into any other transaction or series of transactions not in the ordinary course of business and consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. Parent, the Company and the Members shall, and shall cause each of their controlled affiliates and direct their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any person (other than Buyer and its Representatives) to any data room containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such person in connection with an Acquisition Proposal.

(ii)            Parent, the Company and/or the Members shall promptly (but in any event, within 24 hours) notify Buyer orally and in writing after receipt by Parent, the Company and/or the Members (or, to the knowledge of the Company or Parent, by any of the Parent or Company’s Representatives) of (i) any Acquisition Proposal or (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

(b)            Alternative Transaction.

(i)            During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, Buyer shall not, and shall not authorize or permit any of its controlled affiliates or authorize any of its Representatives to, directly or indirectly, solicit, initiate, knowingly encourage, facilitate, participate in communications or negotiations regarding, pursue, accept, enter into or agree to enter into any Buyer Acquisition Proposal unless (A) the counterparty to any such transaction (the “Alternative Transaction”) agrees in a document duly executed by Buyer (or any of its controlled affiliates) and such counterparty to assume Buyer’s obligations under this Agreement to consummate the Interest Purchase and to pay or cause to be paid the Purchase Price to the Members in the aggregate amount of $300,000,000; provided that in lieu of the Stock Consideration and in full satisfaction thereof, Buyer or such counterparty shall (1) issue or cause to be issued to the Members shares of stock that are listed and tradable on a U.S. stock exchange and have an aggregate value of $100,000,000 as of the Closing Date, free of any restrictions that are more burdensome to the Members than the lock-up and similar restrictions contemplated under this Agreement with respect to the SPAC Surviving Entity Common Stock or (2) pay cash in an amount equal to $100,000,000 to the Members (in addition to the Closing Cash Consideration); and (B) Buyer did not breach its covenants pursuant to Section 6.13 to use its reasonable best efforts to consummate the SPAC Transactions.

(ii)            Buyer shall (i) promptly notify the Company orally and in writing after receipt by Buyer (or, to the knowledge of Buyer, by any of its Representatives) of any Buyer Acquisition Proposal that would be reasonably expected to lead to an Alternative Transaction and (ii) consider in good faith any comments that the Members, the Company or Parent has with respect to the transaction documents for the Alternative Transaction, which shall in any case expressly provide for the payment of the Purchase Price to the Members in accordance with this Section 6.02(b).

SECTION 6.03      Restriction on Membership Interests. Except to the extent disclosed in Schedule 6.03 of the Disclosure Schedule, no Member shall, directly or indirectly, transfer (except as may be specifically required by court Order or by operation of Law), sell, exchange, pledge or otherwise dispose of or encumber any of its Membership Interests, or enter into any agreement or other arrangement relating thereto, at any time during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing.

SECTION 6.04      Confidentiality. The parties hereto acknowledge that Buyer and Parent have previously executed that certain non-disclosure agreement by and among Buyer, Parent and the Company, dated as of January 15, 2021 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference and which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in confidence pursuant to the terms of the Confidentiality Agreement. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other person except in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in the foregoing, (i) a party hereto shall be permitted to disclose any and all terms to its Representatives (as defined in the Confidentiality Agreement) and to any Governmental Entity or administrative agency in accordance with the terms of the Confidentiality Agreement and (ii) Buyer may disclose non-public information regarding another party hereto or the terms of this Agreement in connection with the SPAC Acquisition (A) to the SPAC and its Representatives in strict compliance with the terms of the non-disclosure acknowledgement and agreement among Buyer, the SPAC, Parent and the Company, (B) after providing copies of such disclosure to the party (or parties) that is (are) the subject of such disclosure as required pursuant to Section 6.13(b) or (C) with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the party (or parties) that is (are) the subject of such disclosure as to form and substance.

SECTION 6.05      Public Announcements. From the Agreement Date through the Closing, no party hereto will publish any press releases or make other public statements with respect to this Agreement, the other Transaction Documents and the Transactions, without the prior approval of Buyer on one hand, and the Members on the other hand, such approval not to be unreasonably withheld, conditioned or delayed, except (a) as such party reasonably determines in good faith is required by applicable Law (including reasonable and customary disclosure in connection with any financing transaction or collective bargaining obligations) or applicable securities listing standards, in each case after consultation with counsel; provided that such party will consult with the other party to the extent reasonably practicable under the circumstances prior to making such disclosure and will give due consideration to all reasonable additions, deletions or changes suggested thereto, and will only disclose that information that is reasonably required by applicable Law (including reasonable and customary disclosure in connection with any financing transaction or collective bargaining obligations) or applicable securities listing standards based upon advice of counsel, or (b) any such release or statement that only contains information previously publicly disclosed in accordance with this Section 6.05 or is otherwise consistent in all material respects with previous statements made jointly by Buyer on one hand, and the Members on the other, or any mutually agreed upon communication plan.

SECTION 6.06      Regulatory Approvals; Further Action; Reasonable Best Efforts.

(a)            Regulatory Approvals.

(i)            Parent, the Company and the Members shall promptly execute and file any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, or local, that may be reasonably required, in connection with the consummation of the Transactions. Parent, the Company and the Members shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay 50% of the associated HSR filing fees. Parent, the Company and the Members shall promptly inform Buyer of any material communication between any of them and any Governmental Entity regarding any of the Transactions. If Parent, the Company or the Members or any of their respective affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then Parent, the Company or the Members, as applicable, shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Parent, the Company or the Members, applicable, shall direct, in their sole discretion, the making of such response, but shall consider in good faith the views of Buyer.

(ii)            Buyer shall promptly execute and file any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, or local, that may be reasonably required in connection with the consummation of the Transactions. Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay 50% of the associated HSR filing fees with respect to such authorizations, approvals and consents. Buyer shall promptly inform the other parties hereto of any material communication between Buyer and any Governmental Entity regarding any of the Transactions. If Buyer or any of its affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other parties hereto.

(iii)            Notwithstanding anything to the contrary herein, if any Proceeding is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that Buyer shall not be required to take the following actions to resolve such challenge if taking such action would (A) cause Buyer to breach the SPAC Acquisition Agreement, (B) require Buyer to obtain the prior written consent of the SPAC Acquirer and the SPAC Acquirer does not provide such consent, (C) reasonably be expected to, individually or in the aggregate, (x) materially reduce the reasonably anticipated benefits to Buyer of the Transactions, (y) adversely impact Buyer or any of its Subsidiaries other than, after the Closing, the Company or (z) impact the Company in a manner that is material to the Company or its businesses, operations, financial condition, properties or assets, taken as a whole or (D) not be contingent upon the consummation of the Transactions: (1)  litigate or contest any Proceedings or (2)  make proposals, execute or carry out agreements or submit to orders providing for (x) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its affiliates or Parent or the Company that are, in the aggregate, material to Buyer’s business, (y) the imposition of any limitation or regulation on the ability of Buyer or any of its affiliates to freely conduct their business or own such assets or (z) the holding separate of the Membership Interests or any limitation or regulation on the ability of Buyer or any of its affiliates to exercise full rights of ownership of the Membership Interests.

(b)            Upon the terms and subject to the conditions of this Agreement, including Section 6.06(a), each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Interest Purchase, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for the consummation of the Interest Purchase.

(c)            In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall use their reasonable best efforts to take all such action.

SECTION 6.07      Third-Party Consents and Notices.

(a)            Following consultation with Buyer, the Company shall use commercially reasonable efforts to obtain prior to the Closing, and, to the extent obtained, deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 6.07(a) of the Disclosure Schedule (and any Contract entered into after the Agreement Date that by its terms requires the counterparty’s prior written consent to the Interest Purchase) (the “Third-Party Consents”). Buyer shall reasonably cooperate with the Company in obtaining the Third-Party Consents, including by providing information about Buyer reasonably requested by the Company in connection with obtaining the Third-Party Consents and agreeing to the Company’s disclosure of such information (including the Buyer Financial Statements) to the applicable counterparty for purposes of obtaining the Third-Party Consents.

(b)            Following consultation with Buyer, the Company shall use commercially reasonable efforts to deliver, prior to the Closing, all notices under each Contract listed or described on Schedule 6.07(b) of the Disclosure Schedule (and any Contract entered into after the Agreement Date that by its terms requires the Company to notify the counterparty prior to the Interest Purchase).

SECTION 6.08      Legal Proceedings. Each of Buyer, on the one hand, and Parent, the Company and the Members, on the other hand, shall notify the other in writing promptly after learning of any Proceeding initiated against it, or to such party’s knowledge, against any of its directors, officers or employees in their capacity as such, in each case that is reasonably likely to result in liability to such party in excess of $500,000 (each, a “New Litigation Claim”), and (a) each of Parent and the Company shall reasonably notify Buyer of material developments in any New Litigation Claim against it and (b) Buyer shall reasonably notify the Members of material developments in any New Litigation Claim against it; provided, that no party hereto will be required to provide any information that such party reasonably determines in its good faith, based on the advice of its counsel, constitutes information protected by attorney-client or other similar privilege. Each of Parent and the Company shall consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.

SECTION 6.09      Access to Information.

(a)            Until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, to the extent permitted by Law and COVID-19 Measures, the Company shall and shall cause its Representatives to afford the Representatives of Buyer reasonable access during normal business hours to the Service Providers, properties, offices and other facilities, books, and records of the Company, to the extent reasonably required for Buyer to (i) prepare disclosures with respect to the Company as required by the SPAC Acquisition Agreement, or any Form S-4, proxy statement or other filings made with the SEC or applicable stock exchanges in connection with the SPAC Transactions, (ii) plan for the integration of the Company’s business with the business of Buyer following the Closing and (iii) otherwise facilitate the consummation of the Transactions. No information or knowledge obtained by Buyer during the pendency of the Transactions in any investigation pursuant to this Section 6.09 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement. Notwithstanding the foregoing, the Company will not be required to provide any information that the Company reasonably determines in its good faith, based on the advice of the Company’s counsel, constitutes information protected by attorney-client or other similar privilege; provided that, the Company will attempt in good faith to use its commercially reasonable efforts to make such alternative arrangements as may be reasonably necessary to provide the relevant information to Buyer in a way that would not jeopardize such privilege. All information provided by the Company to Buyer hereunder will be kept confidential in accordance with the Confidentiality Agreement.

(b)            Until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), and except to the extent reasonably necessary for Buyer to prepare disclosures with respect to the Company as required by the SPAC Acquisition Agreement, or any Form S-4, proxy statement or other filings made with the SEC or applicable stock exchanges in connection with the SPAC Transactions, Buyer will not, and will cause its controlled affiliates and their respective officers, directors, employees and other Representatives not to, contact any Company Employees, customers, suppliers, landlords and other persons having material business relationships with the Company in connection with or pertaining to the Transactions or such person’s business relationship with the Company. In the event the Company provides such consent, a management employee of the Company will at all times be permitted to accompany Buyer’s Representative(s) to any meeting with such person and to participate with Buyer’s Representative(s) in any such discussions.

(c)            Except as prohibited by applicable Law, at any time after the Closing Date and until the sixth anniversary of the Closing Date, Buyer (or the SPAC Surviving Entity) will provide or cause to be provided to either of the Members and their respective affiliates and Representatives, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of Buyer, the SPAC Surviving Entity or the Company that relates to the operation of the Business prior to the Closing and that such Member reasonably needs (i) to prepare its financial statements and Tax Returns or (ii) to comply with reporting, disclosure, filing or other requirements imposed on such Member (including under applicable securities and Tax Laws) by a Governmental Entity.

SECTION 6.10      Certain Closing Certificates and Documents. The Company shall prepare and deliver to Buyer for its review and comment a draft of the Closing Financial Certificate not later than five business days prior to the Closing Date. In the event that Buyer notifies the Company within 48 hours of its receipt thereof that there are reasonably apparent errors in the drafts of the Closing Financial Certificate, Buyer and the Company shall discuss such errors in good faith and the Company shall consider in good faith and incorporate any reasonable comments made by Buyer and correct such errors prior to delivering the final version of the Closing Financial Certificate in accordance with Section 2.03(b)(ii).

SECTION 6.11      Tax Matters.

(a)            Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for Pre-Closing Tax Periods and all Tax Returns for a Straddle Period that are filed or required to be filed after the Closing Date by or with respect to Parent and the Company (“Pre-Closing Tax Returns”). Except as required by applicable Law, each such Pre-Closing Tax Return shall be prepared in a manner consistent with past practices of Parent and the Company. Buyer shall prepare and file, or cause to be prepared and filed, all other Tax Returns that are filed or required to be filed after the Closing by or with respect to Parent and the Company. Buyer shall provide each Member with a copy of any such Pre-Closing Tax Return for review and comment at least thirty (30) days prior to the due date with respect to any such Pre-Closing Tax Return (taking into account extensions) (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date). Notwithstanding anything to the contrary herein, Buyer shall not file (or cause to be filed) any Pre-Closing Tax Return without the consent of the Members (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)            In the case of any Taxes payable with respect to any Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any ad valorem, property or other Taxes imposed on a periodic basis, be deemed equal to the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any other Taxes, including all income Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date; provided, that (i) all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in each period and (ii) any Transaction Expenses shall be reflected in the portion of any Straddle Period ending at the end of the Closing Date to the extent such deductions would be deductible under applicable Law if the Straddle Period actually ended on the Closing Date.

(c)            Buyer, the Company, the Parent and the Members shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably necessary to any such Proceeding and being available on a mutually convenient basis to provide additional information and explanation of any matters provided hereunder. Buyer, the Company, the Parent and the Members shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (including extensions) of the respective Pre-Closing Tax Period or Straddle Period and abide by all record retention agreements entered into with any Tax Authority.

(d)            Buyer, the Company, the Parent and the Members further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(e)            Except as otherwise set forth in this Agreement, without the prior written consent of each Member (such consent not to be unreasonably withheld, conditioned or delayed), Buyer will not (and will cause each of Parent, the Company and any Affiliate of Buyer not to), in respect of any Pre-Closing Tax Period or Straddle Period of Parent or the Company, take the following actions to the extent any such action is reasonably expected to result in Indemnifiable Damages pursuant to this Agreement: (i) make, revoke or amend any election relating to Taxes, (ii) amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Returns, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax deficiency, (iv) enter into any closing or similar agreement, (v) settle or compromise any Proceeding with respect to Taxes, (vi) initiate discussions or examinations with any Tax Authority, or (vii) make any voluntary disclosure or Tax amnesty or similar filings involving Taxes or Tax Returns.

SECTION 6.12      Expenses. Whether or not the Interest Purchase is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense.

SECTION 6.13      SPAC Transactions; Cooperation; Updated Financial Statements. Until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII:

(a)            Attached as Schedule 6.13(a) of the Buyer Disclosure Schedule is a copy of that certain letter of intent between Buyer and the Specified SPAC Acquirer with respect to the SPAC Transactions, in final or substantially final form and in form and substance reasonably acceptable to the Members (the “SPAC LOI”). Buyer shall not amend, waive, modify or revise the SPAC LOI attached hereto (except for any immaterial amendments, modifications or revisions) without the prior written consent of the Members (which shall not be unreasonably withheld, conditioned or delayed). Buyer will use its reasonable best efforts to (A) enter into a SPAC Acquisition Agreement with the Specified SPAC Acquirer, or an Alternative SPAC Acquirer, on reasonable and customary terms for transactions in the nature of the SPAC Transactions (and including, in any event, the Agreed SPAC Terms), (B) enter into definitive agreements providing for the financing for the SPAC Acquirer at the closing of the SPAC Transactions in the form of a private investment in public equity transaction (the “PIPE Financing”), including identifying, selecting, negotiating with and securing investors in the PIPE Financing, (C) include the approval of the Transactions in any document or agreement soliciting or obtaining the approval of the SPAC Transactions by the requisite vote of the stockholders of Buyer and (D) consummate the SPAC Transactions in accordance with the SPAC Acquisition Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Buyer to enter into a SPAC Acquisition Agreement unless the board of directors of Buyer determines, in its good faith business judgment, that entering into such SPAC Acquisition Agreement and consummating the SPAC Transactions is advisable, fair to and in the best interests of Buyer and its stockholders. Buyer shall cause the SPAC Acquisition Agreement to include the following (or substantially similar) terms and conditions (the “Agreed SPAC Terms”), and shall enforce the Agreed SPAC Terms, unless otherwise consented to by the Members in writing:

(i)            the SPAC Acquirer shall pay or cause to be paid to Buyer at the Closing an amount of cash equal to the Closing Cash Consideration for the ultimate benefit of the Members;

(ii)            the SPAC Surviving Entity shall, and the SPAC Acquirer shall cause the SPAC Surviving Entity to, issue at the Closing 10,000,000 shares of the SPAC Surviving Entity Common Stock constituting the Stock Consideration to each Member pro rata based on their respective Membership Interests, and in no event shall the Members receive less than 10,000,000 shares of the SPAC Surviving Entity Common Stock (as adjusted for any stock splits, reverse stock splits, reclassifications or other adjustments to the SPAC Surviving Entity Common Stock) on or before the closing of the Transactions without the prior written consent of the Members;

(iii)            no terms affecting the Members (including with respect to any lock-up or registration rights with respect to the SPAC Surviving Entity Common Stock) shall be less favorable to the Members than the corresponding terms applicable to the shareholders of Buyer are to such shareholders; provided, that notwithstanding the foregoing, in no event shall any terms or conditions apply to the Members that could result in the Members not receiving the Closing Cash Consideration and the Stock Consideration;

(iv)            it shall be a condition to Buyer’s obligation to consummate the closing under the SPAC Acquisition Agreement that the SPAC Transaction generate cash proceeds that, when combined with the Buyer’s own cash balances, are sufficient to pay the Closing Cash Consideration, after satisfaction of the SPAC’s obligation to redeem shareholders exercising redemption rights and pay all transaction fees, and Buyer shall not agree to any waiver of such condition without the prior written consent of the Members;

(v)            the Members and the Company shall each be a third-party beneficiary of, and be entitled to directly enforce, the covenant(s) contained in the SPAC LOI and the SPAC Acquisition Agreement relating to Buyer’s non-solicitation obligations with respect to alternative transactions, regardless of any waiver of such covenant(s) by the SPAC Acquirer; and

(vi)            to the extent the SPAC Acquisition Agreement requires the delivery by any stockholder of Buyer of an agreement to vote in favor of the SPAC Acquisition, such agreement shall also include an agreement to vote in favor of the Transactions.

(b)            Buyer shall, prior to (if practicable under the circumstances) the delivery of any drafts of or as promptly as practicable after Buyer’s receipt of any drafts from another person (and in any event at the request of the Company), provide copies of all material documents and information relating to the SPAC Transactions for review by the Company, Parent and the Members, including (i) materials for rating agency and investor presentations (including “roadshow” or investor meeting slides), bank information memoranda, confidential information memoranda, marketing materials and similar documents, (ii) interim drafts and the final execution version of each of the SPAC Acquisition Agreement, the definitive agreement for the PIPE Financing (the “PIPE Financing Agreement”), any letter of intent with respect to the SPAC Transactions, any material ancillary agreement to the SPAC Acquisition Agreement and any agreement that any of the Members, Parent or the Company will be expected to enter into at or following the Closing and, with respect to each such document, any amendments thereto and (iii) any material document that describes or provides information about the Company, including any Form S-4, proxy statement or other filings made with the SEC or applicable stock exchanges in connection with the SPAC Transactions. In each case, Buyer shall use its reasonable best efforts to afford the Company, Parent and the Members at least five (5) business days for initial drafts and three (3) business days for interim drafts, to review and provide any comments to such documents and, if any of the Company, Parent or the Members have comments, Buyer shall in good faith consider such comments and include them in the relevant document to the extent reasonably acceptable to Buyer (except with respect to any agreement that any of the Members, Parent or the Company will be expected to enter into at the Closing, which shall be in form and substance acceptable to the party thereto); provided that such five (5) or three (3) business day review period (as applicable) may be waived by the Members, in their sole discretion, at the request of Buyer, and the Members will reply to Buyer’s request for such a waiver within one business day after Buyer submits such request in writing.

(c)            Parent, the Company and the Members will use their reasonable best efforts to cooperate, as and to the extent reasonably requested by Buyer or the SPAC Acquirer, with Buyer and the SPAC Acquirer’s efforts to consummate the SPAC Transactions and Buyer’s efforts to fulfill its obligations under this Section 6.13 by providing their cooperation as follows: (i) responding promptly and furnishing information concerning themselves and their affiliates as reasonably requested by Buyer or the SPAC Acquirer, (ii) participating in meetings, presentations, due diligence sessions, drafting sessions and other sessions with PIPE Financing investors as reasonably requested by Buyer; provided, that no Representative of the Company or Company Employee shall be requested to participate without reasonable prior notice and an opportunity to review and comment on any written information to be provided at the meeting; (iii) assisting with the preparation of customary materials for actual and potential participants in the PIPE Financing, including offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Financing, (iv) assisting Buyer and the SPAC Acquirer in their efforts to satisfy the conditions set forth in any document executed in connection with the PIPE Financing or SPAC Acquisition and the consummation thereof, (v) taking or appointing a representative to take appropriate corporate actions to permit the consummation of the SPAC Transactions and (vi) entering into customary lock-up, support and other similar agreements in connection with the SPAC Acquisition if reasonably requested by Buyer or the SPAC Acquirer; provided, that the failure to take any action set forth in this Section 6.13(c)(i)-(v) shall not form the basis for any claim that the condition set forth in Section 7.03(b) has not been satisfied. In no event shall this Section 6.13(c) be deemed to require the Members, Parent or the Company to (A) agree to any amendment or change to the terms and conditions agreed to by the parties in this Agreement, (B) accept terms or conditions less favorable than those applicable to the shareholders of Buyer or (C) prepare or cause to be prepared any financial statements other than as required under the terms of this Agreement.

(d)            Parent and the Company will, as soon as practicable and in any event, no later than May 12, 2021, deliver the reviewed balance sheet of the Company as at March 31, 2021, and the related reviewed statements of income, cash flows and shareholders’ equity of the Company for the quarter then ended.

SECTION 6.14      Reserved.

SECTION 6.15      Employee Matters.

(a)            For a period of one year following the Closing Date, Buyer shall provide each Company Employee who continues to be employed by the Company with (i) the same or greater (x) Total Target Compensation (as defined below), (ii) employee benefits (excluding equity compensation or arrangements) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Buyer as of the Closing Date, and (iii) if applicable, severance benefits no less favorable than the severance benefits under agreements with applicable Company Employees immediately prior to the Agreement Date. For purposes of this Agreement, “Total Target Compensation” shall mean the aggregate amount of (x) base salary or base hourly wage rate and (y) annual and long-term cash incentive, commission and bonus opportunities, in each case, as provided to such Company Employees immediately prior to the Agreement Date, but, for the avoidance of doubt, shall exclude any amounts payable under the Company’s Long-Term Cash Incentive Plan, and may be provided by Buyer, in Buyer’s sole discretion, in cash and/or Buyer equity incentives (valued based on date of grant).

(b)            From and after the Closing Date, Buyer shall, and shall cause its affiliates to, grant all of the Company Employees credit for any service with the Company earned prior to the Closing Date (i) for eligibility and vesting purposes, (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, any of its affiliates on or after the Closing Date (the “New Plans”) and (iii) for such other purposes required under applicable Law; provided that such crediting of service will not operate to duplicate any benefit or the funding of any benefit. Buyer shall, to the extent permitted under any New Plan, use reasonable best efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee under any Company Employee Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the calendar year of initial participation.

(c)            Without limiting Section 6.15(a), following the Closing, Buyer shall continue, convert, assume, replace or substitute with a substantially similar award all unpaid and outstanding awards as of the Closing issued pursuant to the Complex Media, Inc. Long-Term Cash Incentive Plan as in effect and disclosed to Buyer as of the Agreement Date.

(d)            Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Buyer’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former Service Provider any right to employment or continued employment or continued service for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or service, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

SECTION 6.16      R&W Policy(a)      . Buyer shall use its reasonable best efforts to obtain and bind the R&W Policy at or prior to the Closing, and the Company shall use its reasonable best efforts to cooperate with Buyer in connection with such efforts. The R&W Policy shall include a waiver of subrogation rights in form and substance acceptable to the Members, subject only to exception for Fraud (if required by the insurer(s)). If the R&W Policy is obtained and bound at the Closing, the lesser of (A) 50% of the R&W Policy Premium or (B) $700,000 shall be included in Transaction Expenses, and Buyer shall pay the remainder of the R&W Policy Premium. Following the Closing, neither Buyer nor any of its affiliates (including, following the Closing, the Company and Parent) shall amend, waive, modify or otherwise revise the R&W Policy in any manner that is or would reasonably be expected to be adverse to the Members.

SECTION 6.17      Directors and Officers Insurance.

(a)            From and after the Closing until the sixth (6th) anniversary of the Closing Date, to the extent of coverage actually provided under the D&O Tail Policy, Buyer shall continue to provide any person who is on the date hereof, or who becomes prior to the Closing Date, an officer, director or manager of Parent or the Company (each such person, a “D&O Beneficiary”), officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such D&O Beneficiary is or was a manager, director or officer of Parent or the Company any time prior to the Closing Date or is or was serving at the request of Parent or the Company as a manger, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, or (b) this Agreement or any of the Transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date.

(b)            At or prior to the Closing, the Company shall coordinate the purchase of a “tail” policy for the existing D&O Insurance of the Company that shall provide for an overall coverage amount not less than the overall coverage amount under the existing D&O Insurance of the Company as in effect on the Agreement Date (the “D&O Tail Policy”). Until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company and Parent (i) not to terminate the D&O Tail Policy, (ii) not to amend or otherwise modify the D&O Tail Policy or take any action that would result in the cancellation, termination, amendment or modification of the D&O Tail Policy, and (iii) to continue to honor its obligations under the D&O Tail Policy.

(c)            For a period of six (6) years after the Closing, Buyer shall not, and shall not permit Parent or the Company to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Parent Organizational Documents or the Company Organizational Documents relating to the exculpation or indemnification of, or advancement of expenses to, any officers, directors or managers, it being the intent of the parties hereto that the officers, directors and managers of Parent or the Company on the Agreement Date and on the Closing Date shall continue to be entitled to such exculpation, indemnification and advancement to the full extent of the law. The provisions of this Section 6.17(c) are intended to be for the benefit of, and enforceable by, each D&O Beneficiary and such person’s estate, heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have pursuant to applicable Law, the Organizational Documents, Contract or otherwise.

SECTION 6.18      Trademarks. Parent, the Company and the Members shall use commercially reasonable efforts to assign to, or effect a name change to the name of (as applicable), the Company the trademarks listed on Schedule 6.18 of the Disclosure Schedule and record the assignment(s) or name change(s) (as applicable) with the relevant trademark authorities in the United States and applicable foreign jurisdictions; provided, that if such assignment, name change and/or recordation is not complete prior to the Closing despite such commercially reasonable efforts, such failure to be complete shall not form the basis for any claim that the condition set forth in Section 7.03(b) has not been satisfied.

SECTION 6.19      Invention Assignment Agreements. Parent, the Company and the Members shall use commercially reasonable efforts to obtain duly executed employee invention assignment agreements of intellectual property, in the Company’s standard form invention assignment agreement, from each of the Company’s employees set forth on Schedule 6.19 of the Disclosure Schedule; provided that Parent, the Company and the Members shall not be obligated to provide monetary consideration to such individuals in connection with the execution of such agreements. The failure to obtain any employee invention assignment agreements of intellectual property despite use of commercially reasonable efforts in accordance with this Section 6.19 shall not form the basis for any claim that the condition set forth in Section 7.03(b) has not been satisfied.

SECTION 6.20      Certain Actions. The Company agrees to the matters set forth in Schedule 6.20 of the Disclosure Schedule.

SECTION 6.21      Member Names. Following the Closing, Buyer agrees and agrees to cause the Company to use commercially reasonable efforts (i) not to use any domain name set forth in Schedule 3.12(c) of the Disclosure Schedule containing “verizonhearst” and (ii) to replace “Verizon Hearst Media Partners” as a party named in any contract with the name of the Company as such contracts are amended, renewed, supplemented or otherwise modified in the ordinary course of business; provided that in any case, Buyer shall and shall cause the Company to cease all use of the domain names described in clause (i) no later than the one-year anniversary of the Closing Date.

Article VII
conditions to the closing

SECTION 7.01      Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing (by Buyer on behalf of itself or by the Members on behalf of Parent, the Company and the Members) at or prior to the Closing of each of the following conditions:

(a)            Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Interest Purchase that makes the consummation of the Interest Purchase illegal.

(b)            Governmental Approvals. Buyer, Parent and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions, including the expiration or grant of early termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws or the obtainment from the applicable Governmental Entity of consents and approvals under the HSR Act and applicable Antitrust Laws.

(c)            SPAC Transactions. The parties to the SPAC Acquisition Agreement and the PIPE Financing Agreement shall be prepared to close the SPAC Transactions immediately after the Closing of the Interest Purchase under this Agreement, with all conditions to closing under such agreements satisfied or waived and executed counterparts to all documents and agreements required for consummation of the SPAC Transactions being held in escrow ready to be released immediately after the Closing.

SECTION 7.02      Additional Conditions to Obligations of Parent, the Company and the Members. The obligations of Parent, the Company and the Members to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing the following conditions (it being understood and agreed that such condition is solely for the benefit of Parent, the Company and the Members and may be waived by the Members in writing in their sole discretion without notice or Liability to any person):

(a)            Representations and Warranties. The representations and warranties made by Buyer herein shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates, (A) except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates and (B) except where the failure of such representations and warranties of Buyer to be so true and correct (without regard to any “material,” “Material Adverse Effect” or similar qualification) is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)            Covenants. Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Buyer at or prior to the Closing.

(c)            Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.03(a).

(d)            Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Buyer’s ownership of the Membership Interests following the Closing shall be in effect.

SECTION 7.03      Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in its sole discretion without notice or Liability to any person):

(a)            Representations and Warranties.

(i)            The representations and warranties made by Parent, the Company and the Members herein (other than the representations and warranties contained in Section 3.03, Section 3.08(a)(iii) and Section 4.04) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates, (A) except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates and (B) except where the failure of such representations and warranties of Parent, the Company and the Members to be so true and correct (without regard to any “material,” “Material Adverse Effect” or similar qualification) is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(ii)            The representations and warranties made by Parent and the Company in Section 3.03 and Section 3.08(a)(iii) and by the Members in Section 4.04 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

(b)            Covenants. Parent, the Company and the Members shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Parent, the Company and the Members at or prior to the Closing.

(c)            Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.03(b).

(d)            Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Buyer’s ownership of the Membership Interests following the Closing shall be in effect.

(e)            No Proceedings. No Governmental Entity or other person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Buyer of any material right pertaining to ownership of Equity Interests of the Company.

(f)            No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to the Company.

Article VIII
TERMINATION

SECTION 8.01      Termination. This Agreement may be terminated and the Transactions abandoned by authorized action taken by the terminating party:

(a)            by mutual written consent by the parties hereto;

(b)            by either Buyer or the Members (acting together), by written notice to the other if (i) Buyer has entered into a SPAC Acquisition Agreement, (ii) such SPAC Acquisition Agreement has been publicly disclosed or announced by the SPAC Acquirer and (iii) such SPAC Acquisition Agreement has terminated in accordance with its terms;

(c)            by either Buyer or the Members (acting together), by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Transaction shall have become final and non-appealable;

(d)            by either Buyer or the Members (acting together), by written notice to the other, if the SPAC Transactions have not been consummated on or prior to August 31, 2021 (the “Termination Date”); provided that if the termination date set forth in the SPAC Acquisition Agreement (the “SPAC Acquisition Termination Date”) is on or after the Termination Date, the Termination Date will be automatically extended to the third business day following the SPAC Acquisition Termination Date (as such date may be extended pursuant to the terms of the SPAC Acquisition Agreement, such date to be deemed extended so long as neither party thereto has terminated the SPAC Acquisition Agreement after the passage of the SPAC Acquisition Termination Date); provided, further, that in no event will the Termination Date be extended beyond September 30, 2021 without the written consent of the Members;

(e)            by either Buyer or the Members (acting together), by written notice to the other, if Buyer has not entered into a SPAC Acquisition Agreement that remains in effect on or prior to the date that is 120 days following the Agreement Date; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose breach of any material covenant, agreement or obligation hereunder will have been the principal cause or, or will have directly resulted in, Buyer’s failure to enter into a SPAC Acquisition Agreement;

(f)            by Buyer, by written notice to the Members, if:

(i)            (A) there has been an inaccuracy in any representation or warranty made by Parent, the Company or the Members in this Agreement or a breach of any covenant, agreement or obligation of Parent, the Company or the Members in this Agreement, (B) such inaccuracy or breach has not been cured within 10 business days after receipt by the Company of written notice of such inaccuracy or breach and (C) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied; provided that no such cure period will be available or applicable to any such breach that by its nature cannot be cured; provided, further, that Buyer may not terminate this Agreement pursuant to this Section 8.01(f)(i) if Buyer’s material breach of any covenant, agreement or obligation hereunder has been the principal cause of or resulted in such breach; or

(ii)            since the Agreement Date, there shall have been a Material Adverse Effect with respect to the Company;

(g)            by the Members (acting together), by written notice to Buyer, if:

(i)            (A) there has been an inaccuracy in any representation or warranty made by Buyer in this Agreement or a breach of any covenant, agreement or obligation of Buyer in this Agreement, (B) such inaccuracy or breach has not been cured within 10 business days after receipt by Buyer of written notice of such inaccuracy or breach and (C) such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied; provided that no such cure period will be available or applicable to any such breach that by its nature cannot be cured; provided that the Company may not terminate this Agreement pursuant to this Section 8.01(g)(i) if Parent, the Company or the Members’ material breach of any covenant, agreement or obligation hereunder has been the principal cause of or resulted in such breach.

SECTION 8.02      Effect of Termination.

(a)            In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no Liability on the part of Buyer, Parent, the Company, the Members or their respective officers, directors, stockholders or affiliates; provided that (a) Section 6.04 (Confidentiality), Section 6.05 (Public Announcements), Section 6.12 (Expenses), this Section 8.02 (Effect of Termination), Article X (General Provisions) and any related definition provisions in or referenced in Section 1.01 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any (i) material intentional misrepresentation made by or material breach of any covenant, agreement or obligation of such party herein that, directly or indirectly, has been the principal cause of or resulted in the termination of this Agreement or (ii) Fraud.

(b)            Upon termination of this Agreement, Buyer and the Members shall promptly (and in any event, within one business day of such termination) deliver a joint written instruction to the Escrow Agent to release the Performance Deposit Amount to the Members in accordance with the Escrow Agreement. Each of the parties agree that the release of the Performance Deposit Amount to the Members pursuant to this Section 8.02(b) constitutes compensation for the anticipated or actual harm that might be suffered by the Members as a result of the termination of this Agreement, and that the Performance Deposit Amount is not a penalty. The parties acknowledge and agree that receipt of the Performance Deposit Amount is not the sole remedy of the Members, the Company or Parent for any breach of any representation, warranty or covenant by Buyer set forth in this Agreement, and each of the Members, the Company and Parent retain all of their rights and remedies relating to such breach available hereunder (subject to Section 8.02(a)) and under applicable Law.

Article IX
HOLDBACK AND INDEMNIFICATION

SECTION 9.01      Holdback Amount.

(a)            The Holdback Amount shall constitute security for the benefit of Buyer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Members under this Article IX. Subject to Section 9.01(b), the Escrow Agent shall hold the Holdback Amount until 11:59 p.m. local time on the date (the “Holdback Release Date”) that is 12 months after the Closing Date.

(b)            Within three business days after the Holdback Release Date, Buyer and the Members shall submit a joint instruction to the Escrow Agent directing the Escrow Agent to distribute to the Members in accordance with their respective Membership Interests the remaining Holdback Amount (without interest) less that portion, if any, of the Holdback Amount that is subject to an unresolved claim for indemnification pursuant to an Officer’s Certificate delivered to the Members during the Indemnification Period in accordance with this Article IX, which portion of the Holdback Amount shall remain in the Escrow Account until the submission of a joint written instruction by Buyer and the Members with respect thereto or until resolution pursuant to an order, judgment, decree or levy of any court as (as described in Section 2.5 of the Escrow Agreement).

SECTION 9.02      Indemnification.

(a)            Subject to the limitations and exceptions set forth in this Article IX, from and after the Closing, the Members each shall, and hereby agree to, severally and not jointly, indemnify and hold harmless Buyer, its affiliates and their respective officers, directors, employees and agents (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, settlement costs, expenses, including costs of investigation and defense and reasonable documented out-of-pocket fees and expenses of lawyers, experts and other professionals but excluding any punitive damages except to the extent actually awarded or payable by an Indemnified Person to a third party (collectively, “Indemnifiable Damages”), directly or indirectly, whether or not due to a Third-Party Claim, resulting from or relating to:

(i)            any failure of any representation or warranty made by Parent, the Company or the Members in this Agreement to be true and correct as of the Agreement Date and as of the Closing Date as if such representation or warranty were made as of such date (except for representations and warranties that addresses matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates);

(ii)            any breach of any of the covenants made by Parent, the Company or the Members in this Agreement;

(iii)            any Indemnifiable Transaction Expenses and Indemnifiable Company Debt; and

(iv)            any Liabilities with respect to [***].

(b)            Materiality standards or qualifications in any representation or warranty shall be disregarded for purposes of determining whether a breach of such representation or warranty (or failure of any representation or warranty to be true and correct) exists, and the amount of any Indemnifiable Damages with respect to such breach or failure to be true and correct.

(c)            Any indemnity payments made under this Agreement shall be treated as adjustments to the Purchase Price.

(d)            No Members shall exercise or assert any right of contribution, indemnity or other right or remedy against the Parent or Company with respect to any Indemnifiable Damages for which such Members become liable under this Article IX.

SECTION 9.03      Recourse; Other Limitations.

(a)            Except in the case of Fraud, the indemnification obligations of Members under this Article IX shall constitute the sole and exclusive rights, claims and remedies of all Indemnified Persons with respect to the Transactions against the Members (provided that, for the avoidance of doubt, this Article IX shall not limit or restrict an Indemnified Person’s rights to specific performance, injunctive relief and other equitable remedies for non-monetary damages for any breach or threatened breach of any Transaction Document).

(b)         Recovery from the Holdback Amount shall be the sole and exclusive remedy for the indemnity obligations of the Members with respect to Indemnifiable Damages arising out of, resulting from or relating to the Transactions, and once the Holdback Amount is released in accordance with the terms of this Agreement and the Escrow Agreement, the Members shall have no further indemnification obligations hereunder.

(c)          Other than with respect to Special Matters, no claim for indemnification may be made by any Indemnified Person unless and until (i) the Indemnifiable Damages incurred by such Indemnified Person in connection with such individual claim exceeds $25,000 (the “De Minimis Threshold”), and (ii) the aggregate amount of the Indemnifiable Damages incurred by the Indemnified Persons exceeds $1,500,000 (the “Basket”), at which point Indemnified Persons may recover Indemnifiable Damages in excess of the Basket up to the Holdback Amount. For the avoidance of doubt, a number of claims arising from the same or similar facts or circumstances may be aggregated so as to determine whether or not they exceed the De Minimis Threshold. “Special Matters” means (i) indemnification pursuant to Section 9.02(a)(i) with respect to any of the representations and warranties contained in Section 3.01 (Organization and Qualification; No Subsidiaries), Section 3.02 (Organizational Documents), Section 3.03 (Capital Structure, Ownership and Title), Section 3.04 (Authority Relative to This Agreement), Section 3.13 (Taxes), Section 3.18 (Brokers), Section 4.01 (The Members), Section 4.02 (Authority Relative to This Agreement), and Section 4.04 (Ownership of Membership Interests) and (ii) indemnification pursuant to Section 9.02(a)(ii)-(iv).

(d)           Subject to the limitations set forth in this Section 9.03, the Indemnified Persons’ sole and exclusive sources of recovery for Indemnifiable Damages under Section 9.02(a)(i)-(iv)  shall be recourse against (i) first, the Holdback Amount (subject to the De Minimis Threshold and Basket, as applicable pursuant to Section 9.03(c)) and, upon depletion or release of the Holdback Amount, (ii) the R&W Policy (if obtained).

(e)          The Indemnified Person will use its commercially reasonable efforts to mitigate any Indemnifiable Damages upon becoming aware of the event giving rise thereto if it determines to seek indemnification for such Indemnifiable Damages; provided, however, that any failure to mitigate, in and of itself, will not preclude an Indemnified Person’s right to recovery hereunder.

(f)          The amount of any Indemnifiable Damages that are subject to indemnification under this Article IX shall be calculated net of the amount of any insurance proceeds actually received (net of collection costs (other than the R&W Policy) and increases in insurance premiums resulting therefrom) or indemnity, contribution or similar payments actually received by Buyer from third parties. In the event any Indemnified Person is entitled to any insurance proceeds (including under the R&W Policy or the D&O Tail Policy), indemnity payments or any third-party recoveries in respect of any Indemnifiable Damages for which such Indemnified Person is entitled to indemnification pursuant to this Article IX, such Indemnified Person shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by an Indemnified Person subsequent to receipt by the Indemnified Persons of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds (net of collection costs (other than the R&W Policy) and increases in insurance premiums resulting therefrom) shall be made promptly by the relevant Indemnified Persons of all or the relevant portion of such indemnification payment to the Members.

(g)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Members be required to indemnify the Buyer pursuant to this Article IX for any Indemnifiable Damages relating or attributable to: (i) the existence, amount, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning after the Closing Date of any Tax attribute (including net operating loss, capital loss or Tax credit carryover or other Tax asset) of the Parent or the Company generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date; (ii) any Tax position that Buyer or its affiliates (including the Parent and the Company) may take in respect on any taxable period (or portion thereof) beginning after the Closing Date; (iii) Taxes of the Parent or the Company for any taxable period (or portion thereof) beginning after the Closing Date (except to the extent of any Indemnifiable Damages resulting from a breach of the representations and warranties set forth in Sections 3.13(f), 3.13(i), and 3.13(l)); or (iv) any Taxes to the extent such Taxes are taken into account in the determination of Closing Specified Liabilities or Transaction Expenses.

SECTION 9.04      Period for Claims. Notwithstanding anything to the contrary in this Agreement, the period during which claims for Indemnifiable Damages may be made for the indemnity obligations under this Agreement shall commence at the Closing and terminate on the date that is 12 months following the Closing Date (the “Indemnification Period”).

SECTION 9.05      Claims.

(a)            Subject to the claims limitations in Section 9.03 and Section 9.04, if an Indemnified Person seeks indemnification hereunder for Indemnifiable Damages, then Buyer shall deliver to the Members prior to the expiration of the Indemnification Period a certificate signed by any officer of Buyer (an “Officer’s Certificate”):

(i)            stating that an Indemnified Person has incurred or paid, or reasonably anticipates that it will incur or pay, Indemnifiable Damages;

(ii)           stating the Indemnified Person’s reasonable, good faith estimate of the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred or paid, may be the maximum amount reasonably anticipated by Buyer to be incurred or paid); and

(iii)          specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related, and attaching backup documentation of such Indemnifiable Damages.

(b)            Such Officer’s Certificate may be updated and amended from time to time by Buyer in good faith to reflect additional information obtained by Buyer regarding the claim by delivering an updated or amended Officer’s Certificate to the Members.

SECTION 9.06      Resolution of Objections to Claims.

(a)            If the Members do not object in writing to any claim or claims by Buyer made in such Officer’s Certificate within thirty (30) days after their receipt of such Officer’s Certificate, then Buyer and the Members shall submit one or more joint written instructions to the Escrow Agent directing the release to Buyer of any portion of the Indemnifiable Damages specified in such Officer’s Certificate to the extent such Indemnifiable Damages are actually incurred or paid by Buyer. If the Members object in writing to any claim or claims made in such Officer’s Certificate within thirty (30) days after their receipt of such Officer’s Certificate, then Buyer and the Members shall attempt in good faith for forty-five (45) days after Buyer’s receipt of such written objection to resolve such objection. If Buyer and the Members reach agreement during such period that Buyer is entitled to all or any portion of the Indemnifiable Damages sought pursuant to the Officer’s Certificate, then Buyer and the Members shall submit a joint written instruction to the Escrow Agent directing the release to Buyer of such Indemnifiable Damages or portion thereof. If Buyer and the Members reach agreement that Buyer is not entitled to any Indemnifiable Damages with respect to the matter set forth in the Officer’s Certificate, then, if the Holdback Release Date has not yet occurred, no amounts shall be released from the Escrow Account in respect of such Officer’s Certificate or, if the Holdback Release Date has occurred, then any amounts in the Escrow Account that are not subject to an unresolved claim for indemnification hereunder shall be released by the Escrow Agent to the Members in accordance with the Escrow Agreement, and Buyer and the Members shall submit a joint written instruction to the Escrow Agent so directing the release of funds from the Escrow Account.

(b)            If no such agreement can be reached during the forty-five (45)-day period for good faith negotiation, then any of Buyer or the Members may submit the dispute to be determined in a court of law in accordance with Section 10.10 hereof.

SECTION 9.07      Third-Party Claims. In the event that Buyer becomes aware of an Action by a third party (a “Third-Party Claim”) that Buyer reasonably believes may result in Indemnifiable Damages, Buyer shall promptly notify the Members of such Third-Party Claim, and Buyer shall have the right in its sole discretion to conduct the defense of any Third-Party Claim with counsel of Buyer’s choice; provided, that Buyer will not settle, compromise or resolve any such Third-Party Claim without the Members’ prior written approval (which shall not be unreasonably withheld, conditioned or delayed). The Members shall reasonably cooperate with the conduct of such defense by Buyer and/or the settlement of such Third-Party Claim by Buyer. The Members shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at the expense of the Members, as applicable, to participate in, but not to determine or conduct any defense of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim.

Article X
GENERAL PROVISIONS

SECTION 10.01      Survival. If the Interest Purchase is consummated, the representations and warranties of each of Buyer, Parent, the Company and the Members contained in this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 12 months following the Closing Date; provided, that no right to indemnification pursuant to Article IX in respect of any claim that is set forth in an Officer’s Certificate delivered to the Members prior to the expiration of the Indemnification Period shall be affected by the expiration of such representations and warranties; provided, further, that such expiration shall not affect the rights of any party hereto to seek recovery for Fraud by Parent, the Company, the Members or Buyer. If the Interest Purchase is consummated, all covenants and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except as set forth in Section 9.04 and except to the extent such covenants and obligations provide that they are to be performed after the Closing.

SECTION 10.02      Amendments. Subject to applicable Law, the parties hereto may amend or modify this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any Transaction Documents or any rights or obligations of any party hereto under or by reason of this Agreement or such Transaction Document. No delay or failure in exercising any right, power or remedy hereunder or under any Transaction Document will affect or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have.

SECTION 10.03      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

if to Buyer:

BuzzFeed, Inc.

111 E. 18th Street

New York NY 10003

Attention: Rhonda Powell

Email: rhonda.powell@buzzfeed.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, Suite 14
New York, New York 10010

Attention: Mark C. Stevens; Dawn Belt; Ethan A. Skerry

Email: mstevens@fenwick.com; dbelt@fenwick.com; eskerry@fenwick.com if to Parent or the Company:

c/o Complex Media, Inc.

229 W. 43rd Street

New York, NY 10036

Attention: Endi Piper, Esq.

Email: endi.piper@complex.com

if to Verizon:

Verizon CMP Holdings LLC

One Verizon Way

Basking Ridge, NJ 07920

Attention: Christopher Bartlett

Email: christopher.bartlett@verizon.com

with copies to:

Michael Rosenblat

Email: michael.rosenblat@verizon.com

Philip Marx

Email: philip.r.marx@verizon.com

if to Hearst:

HDS II, Inc.

c/o Hearst Corporation

300 W. 57th Street

New York, NY 10019

Attention: Mitchell Scherzer; Neeraj Khemlani

Email: mscherzer@hearst.com; Neeraj@hearst.com

with a copy to:

Hearst Corporation – Office of General Counsel

300 W. 57th Street

New York, NY 10019

Attention: Eve Burton; Mark Redman

Email: eburton@hearst.com; mredman@hearst.com

with respect to each of Parent, the Company and each Member, with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attention: Jennifer W. Cheng

Email: jcheng@reedsmith.com

SECTION 10.04      Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Documents or other items required to be provided or furnished to Buyer under this Agreement shall be deemed to have been provided to Buyer and its Representatives if uploaded (including in redacted form) to the electronic data room entitled “Project Jordan” maintained by Allen & Co. LLC (the “Data Room”) to which Buyer or its counsel has access at least one day prior to the Agreement Date. A contract provided in the Data Room in redacted form shall be deemed to be a “complete” copy despite such redaction for purposes of this Agreement; provided that Buyer shall not be deemed to have any notice or knowledge of any such redacted terms and such redacted terms shall not be deemed to have been disclosed for any purpose under this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. Any amounts to be paid by “the Members” hereunder shall be payable one-half by Verizon and one-half by Hearst.

SECTION 10.05      Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (PDF)), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

SECTION 10.06     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Disclosure Schedule (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder (except that (i) Article IX is intended to benefit the Indemnified Persons and (ii) Section 10.12(a)(ii) is intended to benefit the Seller Group Law Firm) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

SECTION 10.07      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; except that each of Buyer, Verizon and Hearst may assign this Agreement to any of their respective affiliates without the prior consent of the other parties hereto; provided, however, that any such assigning party shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08      Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

SECTION 10.09      Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. The parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. The parties hereto agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

SECTION 10.10      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b)            Each party hereto irrevocably (i) submits and consents to the exclusive jurisdiction of the Delaware Court of Chancery and any United States District Court within the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in any such court, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

SECTION 10.11     Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

SECTION 10.12      Conflict Waiver; Attorney-Client Privilege.

(a)            Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and affiliates, that:

(i)            Reed Smith LLP has acted as counsel to (A) the Company, (B) Parent and (C) the Members (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Buyer irrevocably agrees, and shall cause each of Parent and the Company to agree, that, following consummation of the Transactions, such representation and any prior representation of the Company or Parent by Reed Smith LLP (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Transactions or the SPAC Transactions.

(ii)            Buyer shall not, and shall cause each of Parent and the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of Parent and the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.12(a)(ii) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)            All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions and the SPAC Transactions (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer, Parent or the Company. Accordingly, Buyer, Parent and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Members (and not Buyer, Parent or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer, Parent or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Members (and not Buyer, Parent or the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer, Parent or the Company by reason of any attorney-client relationship between Seller Group Law Firm and Parent or the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its affiliates (including the Company), on the one hand, and a third party other than any member of the Seller Group, on the other hand, Buyer (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, that neither Buyer nor any of its affiliates (including the Company) may waive such privilege without the prior written consent of the Members, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its affiliates (including the Company) is legally required by Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately notify the Members in writing so that the Members can seek a protective order.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

BuzzFeed, Inc.

By	/s/ Jonah Peretti
Name:Jonah Peretti
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

CM Partners, LLC

By	/s/ Christian Baesler
Name: Christian Baesler
Title: President

Complex Media, Inc.

By	/s/ Christian Baesler
Name: Christian Baesler
Title: President

Verizon CMP Holdings LLC

By	/s/ Christopher Bartlett
Name: Christopher Bartlett
Title: Authorized Signatory

HDS II, Inc.

By	/s/ Neeraj Khemlani
Name: Neeraj Khemlani
Title: EVP, Hearst Newspaper